Exhibit 10.6

Execution Counterpart

FIRST AMENDMENT TO
OPERATING AGREEMENT OF
THE NEW YORK TIMES BUILDING LLC

(a New York limited liability company)

FIRST AMENDMENT TO OPERATING AGREEMENT OF THE NEW YORK TIMES BUILDING LLC (this “Amendment”) daoted this 25th day of June, 2004 by and between FC LION LLC, a New York limited liability company having an office at One MetroTech Center North, Brooklyn, New York 11201 (“FC Member”), and NYT REAL ESTATE COMPANY LLC, a New York limited liability company having an office at 229 West 43rd Street, New York, New York 10036 (“NYTC Member”).

WHEREAS:

A.                                  FC Member and NYTC Member have formed a limited liability company under the name of The New York Times Building LLC (the “Company”) and in connection therewith executed the Operating Agreement of the Company dated December 12, 2001 (the “Operating Agreement”); and

B.                                    Simultaneously with the execution of this Amendment, the Company is obtaining a construction loan from GMAC Commercial Mortgage Corporation, as agent (the “Construction Lender”) in the maximum principal amount of $320,000,000.00 (the “Construction Loan”) to finance a portion of the Total Costs of the Project (as defined in the Operating Agreement) pursuant to a Building Loan Agreement (the “Building Loan Agreement”) and a Project Loan Agreement (the “Project Loan Agreement”), each between the Construction Lender and the Company and each dated as of the date hereof (collectively, the “Loan Agreements”); and

C.                                    The Construction Lender has required, as a condition to making the Construction Loan, that the Company shall have funded, prior to and as a condition of Construction Lender disbursing any proceeds of the Construction Loan, $207,046,237.00 (the “Upfront Equity”), which amount represents $87,547,843.00 with respect to FC Member (the “FC Upfront Equity”) and $119,498,394.00 with respect to NYTC Member (the “NYTC Upfront Equity”); and

D.                                   NYTC Member has elected not to borrow any portion of NYTC Member’s Share of the Total Costs of the Project through the Construction Loan and, in lieu of such borrowing, NYTC Member has agreed, subject to the terms and conditions of this Amendment in addition to making Capital Contributions to the Company in respect of the NYTC Upfront Equity, to make Capital Contributions to the Company in an amount not to exceed $222,258,152.00 (the “NYTC Construction Equity”) subject to the last sentence of the final paragraph of paragraph 2(a) of this Amendment in order to fund NYTC Member’s Share of the Total Costs of the Project; and

E.                                      The NYTC Construction Equity includes an amount equal to $11,649,593.00 that will be reimbursed to NYTC Member by the Company when FC Member makes a cash Capital Contribution to the Company in such amount in satisfaction of its obligation to make the True-Up Payment, such Capital Contribution on account of the True-Up Payment to be made by FC Member as and when required by Section 3.01(c) of the Operating Agreement, it being hereby agreed that the amount of the True-Up Payment required by Section 3.01(c) of the Operating Agreement is $11,649,593.00.  After such True-Up Payment is made, the amount of the NYTC Construction Equity shall be deemed reduced by the amount of the True-Up Payment; and

F.                                      The Construction Lender has further required, as a condition to making the Construction Loan, that (in addition to funding the NYTC Upfront Equity) NYTC Member fund 100% of the NYTC Construction Equity prior to, and as a condition of, Construction Lender disbursing any proceeds of the Construction Loan and that the NYTC Construction Equity be applied to pay the Total Costs of the Project (i.e. both FC Member’s and NYTC Member’s respective Shares of the Total Costs of the Project) required to be paid from and after the date hereof until the Construction Loan proceeds are disbursed in accordance with the terms of the Loan Agreements; and

G.                                     By reason of such funding by NYTC Member of the NYTC Construction Equity, NYTC Member will in effect fund for the benefit of FC Member a portion of FC Member’s Share of the Total Costs of the Project (the total amount of the NYTC Construction Equity which is so funded for the benefit of FC Member in accordance with paragraph 2(b) below hereinafter being called the “FC Funded Amount”); and

H.                                    At such time as FC Member has funded 100% of the FC Upfront Equity, the NYTC Member shall be obligated to commence to fund the FC Funded Amount in accordance with the terms and conditions of this Amendment, whether or not the NYTC Upfront Equity has been fully funded at such time.

I.                                         The Members have agreed that the FC Funded Amount and interest thereon as hereinafter provided shall be repaid to NYTC Member as more particularly set forth in this Amendment; and

J.                                        The Members desire to modify the Operating Agreement to provide for the funding of the NYTC Construction Equity, the repayment of the FC Funded Amount, and certain other matters, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Members, the Members agree to modify the Operating Agreement as follows:

1.             Defined Terms.  All capitalized terms used herein shall have the same meaning ascribed to them in the Operating Agreement unless otherwise defined herein.

2.             NYTC Construction Equity.

(a)  NYTC Member shall be obligated to make Capital Contributions to the Company in the amount of the NYTC Construction Equity.  The obligation to fund the NYTC Construction Equity shall not limit the obligation of NYTC Member or FC Member to make Capital Contributions otherwise required under the Operating Agreement.  The NYTC Construction Equity shall be contributed by NTYC Member in installments (with the same frequency provided for disbursements of the Construction Loan in the Loan Agreements) only to pay costs included in Total Costs of the Project and approved by the Construction Lender.  Notwithstanding anything to the contrary contained in this Amendment, the obligation of NYTC Member to contribute any installment of the NYTC Construction Equity shall be conditioned upon the receipt and review by the Construction Lender of the applicable Draw Request (as defined in the applicable Loan Agreement) and the delivery by the Construction Lender to the Company of the notification required to be delivered by the Construction Lender pursuant to Section 4.04(b) of the applicable Loan Agreement (a “Section 4.04(b) Notice”).

Without limiting the generality of the foregoing conditions, NYTC Member shall not be obligated to make any disbursement of the NYTC Construction Equity at any time that a loan balancing payment is due by FC Member pursuant to Section 3.06 of either of the Loan Agreements (or would be due by FC Member under Section 3.06 of either of the Loan Agreements in the event the Construction Loan was in an amount equal to the Construction Financing and a comparable Construction Loan Draw were requested of the Construction Lender).  Upon demand of the Construction Lender or either Member after giving effect to the amounts represented by the applicable Draw Request and the allocation of such amounts, the Members, to the extent applicable, shall each make Capital Contributions to the Company as necessary to place the Construction Loan “in balance” in accordance with Section 3.06 of the applicable Loan Agreement and Section 3.01(g) of the Operating Agreement.

(b)  The entire amount of each disbursement of the NYTC Construction Equity shall be allocated between NYTC Member’s and FC Member’s respective Share of the Total Costs of the Project based upon the costs to which such disbursement shall apply in accordance with Article XII of the Operating Agreement as supplemented by the chart attached as Exhibit A hereto (the “Allocation Provisions”).  The aggregate amount of all disbursements of the NYTC Construction Equity which from time to time represent payment of FC Member’s Share of Total Costs of the Project shall constitute the FC Funded Amount.

(c)  The NYTC Construction Equity, the Construction Loan and any amounts funded by NYTC Member under paragraph 6 of this Amendment are hereinafter collectively referred to as the “Construction Financing”.

3.             FC Funded Amount.

(a)  The balance of the FC Funded Amount not yet repaid to NYTC Member from time to time (the “FC Funded Balance”) shall bear interest at the Interest Rate (as defined in the Loan Agreements) that would be (or would have been) in effect from time to time under the Loan Agreements (whether or not the same is in full force and effect) (the “Construction Loan Interest Rate”) from the date funded by NYTC Member until repaid to NYTC Member, subject to paragraph 5(d) hereof.  Interest on the FC Funded Balance shall be calculated in the manner provided for the calculation of interest in the Loan Agreements.  All interest on the FC Funded Balance shall be deemed allocated 100% to FC Member for purposes of determining each Member’s allocated Share of the Total Costs of the Project.

(b)  Subject to the provisions of paragraph 5 hereof, the FC Funded Balance, together with interest thereon as set forth in this Amendment, shall be repaid to NYTC Member as follows: The portion of each disbursement of the Construction Loan which is allocated (pursuant to the Allocation Provisions) to NYTC Member’s Share of the Total Costs of the Project shall be credited against the FC Funded Balance as of the date such disbursement is made by the Construction Lender, applied first to interest on the FC Funded Balance, then to reduce the FC Funded Balance.  To the extent the total amount credited against NYTC Member’s Share of the Total Costs of the Project following the final disbursement of the Construction Loan is less than the total FC Funded Balance and all accrued interest thereon, then FC Member shall within five (5) business days after written demand of NYTC Member make a Capital Contribution in the amount of the FC Funded Balance, together with all accrued interest thereon, and such Capital Contribution shall be immediately distributed to NYTC Member in payment of the FC Funded Balance and interest thereon.

(c)  The parties hereto (i) acknowledge and agree that the amounts designated as “interest” on the FC Funded Balance pursuant to paragraphs 3 and 5 hereof shall be treated as “guaranteed payments” to NYTC Member in accordance with Section 707(c) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.707-l(c), and (ii) agree to take no position inconsistent with such treatment described in clause (i) of this sentence for U.S. federal income tax purposes (including without limitation on any Company tax return).

4.             Other Capital Contributions.  Except as modified hereby, the Members shall continue to make all Capital Contributions as and when required pursuant to the Operating Agreement.

5.             Non-Funding Event.

(a)  A “Non-Funding Event” shall be deemed to have occurred if:

(i)                  the Construction Lender refuses or fails to make any requested disbursement of the Construction Loan within the “Applicable Cure Period” (as defined in paragraph 5(i) hereof) after the Requested Advance Date (as defined in the Loan Agreements), whether or not such refusal or failure is permitted in accordance with the Loan Agreement (unless such failure or refusal is solely the result of a default by NYTC Member of its obligations under the Operating Agreement or the Loan Agreements); or

(ii)               the Construction Lender fails or refuses to deliver a Section 4.04(b) Notice (unless the failure of such condition is solely the result of a default by NYTC Member of its obligations under the Operating Agreement or the Loan Agreements) and the failure or refusal continues after the date the Construction Lender is required to deliver a Section 4.04(b) Notice in accordance with the Loan Agreements (the “Lender Confirmation Date”) for a period in excess of the Applicable Cure Period.

A Non-Funding Event shall be deemed to have ended when (A) in the case of clause (i) of the preceding sentence, funding of the Construction Loan (or replacement financing for the Construction Loan obtained by the Company) recommences; (B) in the case of clause (ii) of the preceding sentence, the Construction Lender confirms that a proposed disbursement by NYTC Member shall be credited against the NYTC Construction Equity; or (C) the Company, or either Member on behalf of the Company, has obtained replacement construction financing with respect to the Project, it being understood that, prior to the Conversion Date, such replacement construction financing shall encumber the entire Project.  In addition, a Non-Funding Event shall not be deemed to be continuing if and for so long as FC Member makes Capital Contributions to the Company as and when required to pay its Share of Total Costs of the Project which would otherwise have been funded through the Construction Financing but for the occurrence of the Non-Funding Event or such costs are funded by FCE or ING Vastgoed.

(b)  In the event a Non-Funding Event occurs which is not solely the result of a default by FC Member under the Operating Agreement, the Development Agreement or the Loan Agreements (a “No-Fault Non-Funding Event”), then the occurrence of such No-Fault Non-Funding Event shall not constitute a default by either party under the Operating Agreement or, except as provided in paragraph 5(f) hereof, entitle either Member to require the other Member to make a Capital Contribution to the Company not otherwise required under the Operating Agreement.  Notwithstanding the foregoing, upon the occurrence of such No-Fault Non-Funding Event and while such No-Fault Non-Funding Event continues, for period not to exceed thirty (30) days following the occurrence of such No-Fault Non-Funding Event (the “Reassessment Period”), the Members shall, in accordance with the Operating Agreement, determine what measures to take in response to the No-Fault Non-Funding Event, including, without limitation, whether to exercise the Company’s contractual and equitable remedies against the Construction Lender.

(c)  At any time following the Reassessment Period during which a No-Fault Non-Funding Event is continuing, NYTC Member shall have the right, in its sole and absolute discretion, to elect to continue the construction of the Project in accordance with paragraph 6 hereof, which right shall be exercised by written notice given by NYTC Member to FC Member at any time or from time to time while such No-Fault Non-Funding Event is continuing (each, a “Continuation Notice”).  NYTC Member shall have the right at any time and from time to time in its absolute and sole discretion during the continuance of a Non-Funding Event, to stop the construction of the Project after it has given a Continuation Notice.

(d)  If a Non-Funding Event occurs and continues for a period (the “Interest Grace Period”) of 180 days (in the case of a No-Fault Non-Funding Event) or 5 days (in the case of any Non-Funding Event other than an a No-Fault Non Funding Event), then for the period beginning on the day following the Interest Grace Period and for so long as such Non-Funding Event continues, the FC Funded Balance shall bear interest at (i) in the case of a No-Fault Non-Funding Event, one percent (1%) per annum in excess of the Construction Loan Interest Rate, and (ii) in the case of any Non-Funding Event other than a No-Fault Non Funding Event, the Default Rate (as defined in the Loan Agreements).

(e)  From and after the occurrence of a Non-Funding Event and until the FC Funded Balance and all interest thereon is paid in full, all income, revenue, and proceeds, derived from the ownership, operation, leasing, financing, sale or other disposition of the Project or FC Member Space, including, without limitation, all Net Cash Flow, Net Refinancing Proceeds and Net Sales Proceeds, which would otherwise be distributed or paid to FC Member shall be paid to NYTC Member and applied first against interest on the FC Funded Balance and then to reduce the FC Balance.

(f)  Notwithstanding anything to the contrary contained in this Amendment, in the event (i) a Non-Funding Event has occurred and is continuing, and (ii) the FC Funded Balance, together with interest thereon, has not been repaid to NYTC Member on or before the date (the “Repayment Deadline”) which is the earlier to occur of (x) three (3) months after the Original Maturity Date (as defined in the Loan Agreements), or (y) such earlier date as the Construction Lender either accelerates the Construction Loan on account of a default by the Company thereunder (other than solely as a result of a default by NYTC Member of its obligations under the Operating Agreement or the Loan Agreements) or commences any action or proceeding to obtain repayment of the Construction Loan or foreclose the mortgage securing the same, FC Member shall make a Capital Contribution on the Repayment Deadline in the amount of the FC Funded Balance, together with all accrued interest thereon, and such Capital Contribution shall be immediately distributed to NYTC Member in payment of the FC Funded Balance.

(g)  In the event a Non-Funding Event occurs which is solely the result of a default by FC Member under the Operating Agreement, the Development Agreement or the Loan Agreements, then NYTC Member shall be entitled, subject to applicable notice and grace provisions, to exercise all rights and remedies available to NYTC Member under the Operating Agreement or otherwise in respect of such default.

(h)  Notwithstanding anything to the contrary contained in this Amendment or the Operating Agreement, at any time following the occurrence of a Non-Funding Event (and regardless of whether a Continuation Notice has been given) and prior to the Conversion Date, FC Member and/or NYT Member shall have the right and authority to obtain replacement construction financing with respect to the Project on behalf of the Company and to cause the Company to enter into all documents and agreements required in connection with such replacement construction financing, including, without limitation, mortgages and other security instruments encumbering the entire Project, and NYTC Member (or FC Member, as the case may be) shall deliver, and shall cause NYTC (or FCE, as the case may be) to deliver, any documents required to be delivered in connection with such replacement construction financing, provided that such replacement construction financing shall be on terms that are not less favorable, in any material respect, to the Company, NYTC Member, NYTC, FCE, or ING Vastgoed than the Construction Loan, unless approved by any such party as to whom the terms are materially less favorable.

(i)  As used herein the, term “Applicable Cure Period” shall mean five (5) Business Days; provided, however, that:

(x)                                   in the event the Construction Lender advises the Company that the reason for its failure or refusal to comply with its obligations set forth in clauses (i) or (ii) of paragraph 5(a) hereof, as the case may be, is the existence of one or more mechanic’s liens against the Project, the Applicable Cure Period shall be extended, subject to the last sentence of this paragraph, until the last date on which such mechanic’s lien(s) must be removed or bonded under the Loan Agreements before the Construction Lender may declare a default under the Loan Agreements on account thereof, and

(y)                                 in the event the Construction Lender advises the Company that the reason for its failure or refusal to comply with its obligations set forth in clauses (i) or (ii) of paragraph 5(a) hereof, as the case may be, is a request for an additional submission of information or documentation with respect to the draw request in question which cannot reasonably be obtained and furnished within such five (5) Business Day Period, then, subject to the last sentence of this paragraph 5(i), the Applicable Cure Period shall be extended for the period of time (but not later than 30 days after the Requested Draw Date or Lender Confirmation Date in question) that the Company is diligently pursuing obtaining such additional information or documentation.

Notwithstanding anything to the contrary contained in this Amendment, the Applicable Cure Period shall in all events immediately terminate (and a Non-Funding Event shall be deemed to exist) in the event that, as a result of the failure or refusal of the Construction Lender to fund any portion of the Construction Loan or approve the disbursement of NYT Construction Equity, the construction of the Project or the performance of any material element of the work involved in the construction of the Project shall cease or NYTC Member reasonably believes that such a cessation is imminent.

6.             NYTC Member Election to Continue Construction of the Project.

(a)  In the event NYTC Member gives a Continuation Notice and until the Non-Funding Event in question ceases as provided in paragraph 5(a) hereof, NYTC Member may take such steps (including with respect to the phasing of the work) as NYTC Member elects in its sole discretion to continue the construction of all or any portion of the Project, including making Capital Contributions to pay such costs related to the Project as NYTC Member shall, in its sole and absolute discretion, elect to pay, provided, however, the exercise by NYTC Member of its rights under this paragraph shall not (i) reduce the size of the Building or the number of floors, and must otherwise comply with the requirements of the Ground Lease, or (ii) permanently eliminate any common area work and finishes or involve a permanent change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the FC Member Units; and provided further that any such steps permitted pursuant to this paragraph must be of such a nature that FC Member can reinstate any modified items to their original design if, in the future, a replacement loan is secured, the Non-Funding Event ceases, or if FC Member elects to fund equity to continue to fund its share of Total Costs of the Project, it being acknowledged and agreed that all costs associated with reinstating any such modified items to their original design shall be borne solely by FC Member.  Even though NYTC Member has sole discretion, it will consult with FC Member in pursuing work under this paragraph.  In no event shall NYTC Member be required to fund any Capital Contributions to make any payments other than those so elected by NYTC Member, and in no event shall NYTC Member be required to make any payments to FC Member or its affiliates.  To the extent any such Capital Contributions made by NYTC Member represent FC Member’s Share of the Total Costs of the Project, such Contributions shall be added to the FC Funded Balance, and shall bear interest as provided in this Amendment and shall be repaid by FC Member as provided in this Amendment.

(b) During the period following the giving of a Continuation Notice and until the Non-Funding Event in question ceases or such earlier date as the FC Funded Balance and all interest accrued thereon is refunded to NYTC Member, NYTC shall have the following rights and authority, which may be exercised by NYTC Member on behalf of the Company without the consent or approval of FC Member, but subject to paragraph 6(a) hereof:

(i)                                     to modify the plans and specifications for the Project as may be necessary to complete the work which NYTC Member has elected to perform;

(ii)                                  to modify the GMP Contract, the Architect’s Agreement and any other contract or agreement with respect to the Project to the extent necessary or appropriate to complete the work which NYTC Member has elected to perform;

(iii)                               to delay or defer converting the Project to the condominium regime contemplated in the Operating Agreement;

(iv)                              to amend the Ground Lease to extend the time period to complete the Project; and

(v)                                 to take all other actions reasonably necessary or reasonably appropriate in connection with the completion of the Project and the management and operation of the Project, including enforcing the rights of the Company under any contractual arrangements with third parties.

Notwithstanding the foregoing, NYTC Member shall not, without the consent of FC Member, take any of the following actions: (i) admit new members, (ii) reduce FC Member’s interest in the Project, (iii) make any capital calls pursuant to Section 3.01(g) under the Operating Agreement (provided that the foregoing shall not limit NYTC Member’s right to make a capital call pursuant to paragraph 5(f) of this Amendment), (iv) incur any indebtedness on behalf of the Company, or (v) interfere with or prevent the use and occupancy of the Project by tenants with whom NYTC Member has entered into non-disturbance agreements in accordance with Section 5.15 of the Operating Agreement.

(c)  The exercise by NYTC Member of the foregoing rights shall not relieve FC Member from any of its obligations with respect to the Project under the Operating Agreement.

(d)  If either Member obtains a replacement loan secured by the Project, which contemplates funding of the FC Funded Balance in accordance with the terms of the Loan Agreements, then FC Member and NYTC Member shall cooperate (at no additional cost to NYTC Member) to modify the GMP Contract and other relevant agreements to provide for the completion of the Building as set forth in the Loan Agreements.  If such replacement loan is obtained prior to the date on which the Building Loan would otherwise have matured, NYTC Member shall continue to be obligated to provide the Extension Loan on the terms and conditions as set forth in the Operating Agreement, as amended by this Agreement.

7.             NYTC Extension Loan; True- Up Payment.  The amount of the NYTC Extension Loan required to be made by NYTC Member shall be $119,498,000.00.  To the extent NYTC Member realizes savings (“NYTC Cost Savings”), as determined on the date the Extension Loan is made and from time to time thereafter in accordance with the provisions of the Loan Agreements governing the calculation and apportionment of such cost savings and the resolution of disputes regarding same, in NYTC Member’s Share of the Total Costs of the Project (which is projected to be $341,756,546.00 as of the closing of the Construction Loan and to be $330,106,953.00 after the NYTC Member is reimbursed for the True-Up Payment), the Construction Lender shall (and the construction loan documents shall provide) disburse to NYTC Member an amount equal to the amount of such savings, which amount, when paid, shall reduce the amount of the FC Funded Balance dollar-for-dollar, as and when provided under the Loan Agreements.  Notwithstanding anything to the contrary provided in Section 6.03(ii) and Exhibit R of the Operating Agreement, the NYTC Extension Loan shall be subordinated to the mortgages which secure the Construction Loan pursuant to the subordination and intercreditor agreement attached as Exhibit R to the Loan Agreements.  The amount of the True-Up Payment required by Section 3.01(c) of the Operating Agreement shall be $11,649,593.00.  Without limiting the applicable provision of the Operating Agreement and any conditions set forth therein, the FC Member and the NYTC Member each confirm that the NYTC Member’s obligation to make the NYTC Extension Loan shall be conditioned upon the FC Member making the True-Up Payment in the amount aforesaid as and when required pursuant to Section 3.01(c) of the Operating Agreement.

8.             Security Agreement.  Concurrently with the execution of this Amendment, FC Member is amending the existing Security Agreement in favor of NYTC Member to grant NYTC Member a pledge of its interest in the Company to secure the repayment of the FC Funded Amount in accordance with this Amendment.

9.             Guarantees.  Concurrently with the execution of this Amendment,

(a)  FCE is executing (i) a completion guaranty in favor of NYTC Member in the form provided to the Construction Lender pursuant to which FCE agrees to complete the Project in the event NYTC Member funds the NYTC Construction Equity, any amounts it is required to fund under the Development Agreement and Operating Agreement, and any additional funds (not to exceed the Construction Loan amount) required to pay project costs, and (ii) a non-recourse guaranty in favor of NYTC Member in the form provided to the Construction Lender guarantying losses resulting from standard recourse carve-outs which recourse carve outs shall be modified to include the carve-outs in the guaranty that is to be given by FCE with respect to the Extension Loan; and

(b)  NYTC is executing an amendment to that certain Guaranty dated as of December 12, 2001 with respect to NYTC Member’s Capital Contributions to guaranty the obligation of NYTC Member to make the Capital Contributions which constitute the NYTC Construction Equity in accordance with the terms and conditions of this Amendment.

10.            Loan Fees and Expenses.  All fees and expenses with respect to the Construction Loan shall be allocated to FC Member, except as shown in Exhibit B attached, which fees shall be allocated between FC Member and NYTC Member in the proportions identified therein.  Notwithstanding the foregoing, each of NYTC Member and FC Member shall be solely responsible for its separate legal fees and expenses.  Concurrently with the execution of this Amendment, FCE is delivering to NYTC a guaranty of the obligation of FC Member to make a Capital Contribution to pay the exit fee payable to the Construction Lender.

11.           Section 5.12 (Adjustment to NYTC Member Space and FC Member Space).  The parties hereby confirm that NYTC Member did not elect to purchase or lease additional space pursuant to Section 5.12 of the Operating Agreement, and that the option to so elect has lapsed and is of no further force or effect.

12.           Arbitration of Disputes with respect to Draw Requests during the Term of the Construction Loan.  Notwithstanding anything to the contrary contained in the Operating Agreement, including without limitation Article XI thereof, so long as the Construction Loan is outstanding, any dispute between the Members with respect to any Draw Request (as defined in the Loan Agreements) under the Construction Loan which is permitted under paragraph 13 hereof shall be determined and resolved solely by arbitration (and not by litigation) which is commenced not later than twenty (20) days after the date of such Draw Request and conducted in the County, City and State of New York in accordance with the then applicable commercial arbitration rules of the American Arbitration Association.  Other than as permitted under paragraph 13 hereof and this paragraph 12, the Members shall not be entitled to dispute any Draw Request.  If the terms of this paragraph 12 differ from or conflict with the then applicable commercial arbitration rules, the arbitrators shall be chosen and the arbitration shall be governed in accordance with and pursuant to the terms and provisions of this paragraph 12.

(a)  The arbitration procedures shall commence when either Member submits the matter to arbitration by notice to the other Member and to the arbitrator.  The Members have as of the date hereof appointed the following individual as the arbitrator: Mr. Steven Charney.  If such arbitrator (or any successor arbitrator) resigns or cannot fulfill the arbitrator’s obligations, the Members shall appoint another independent and unaffiliated individual who has not less than (10) years experience with respect to the subject matter at hand.

(b)  Not later than six (6) Business Days after the arbitration procedure has commenced, the arbitrator shall finalize its decision regarding the resolution of the dispute or matter and shall promptly provide a copy of such submissions to the Members.  The arbitrator’s decision shall be conclusive, final and binding upon the Members, shall constitute an “award” by the arbitrator within the meaning of the American Arbitration Association rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.

(c)  The fees of the arbitrator as well as expenses incident to the proceedings, shall be assessed as the arbitrator determines, it being the intention of the Members that the non-prevailing Member pay such fees and expenses.  The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called or engaged by the Members, shall be paid by the non-prevailing Member.

13.          Draw Requests under the Construction Loan.  FC Member shall have the sole right and authority on behalf of the Company to sign and submit all Draw Requests (as defined in the Loan Agreements) under the Loan Agreements.  It is acknowledged, however, that the NYTC Member shall have the right, after the submission of any Draw Request, to review such Draw Request and, in accordance with the provisions of paragraph 12 hereof, to dispute (a) any allocation of costs between the FC Member Space and the NYTC Member Space in such Draw Request as contemplated by the last paragraph of Section 12.01 of the Operating Agreement, or (b) whether any costs in such Draw Request were authorized by the Operating Agreement.  However, in no event shall the NYTC Member have the right to delay (or request the delay of) the making of any Advances (as defined in the Loan Agreements), even if the NYTC Member is disputing a Draw Request in accordance with the previous sentence; provided, that the foregoing shall not be deemed to limit NYTC Member’s right, as between NYTC Member and FC Member, to dispute a Draw Request under paragraph 12 hereof in accordance with the previous sentence after such Draw Request is made so long as, if such dispute is not otherwise resolved, an arbitration relating to such dispute is commenced within twenty (20) days after the date of the applicable Draw Request.  The Construction Lender is an intended third-party beneficiary to the foregoing three sentences of this paragraph 13.  To the extent it is determined that the allocation of costs between the FC Member Space and the NYTC Member Space under any Draw Request was incorrect, then FC Member shall cause such costs to be reallocated in the next succeeding Draw Request pursuant to Section 3.20 of the Loan Agreements.  To the extent it is determined that any Draw Request was for costs not authorized by the Operating Agreement, FC Member shall, within ten (10) days after such determination becomes final, make a capital contribution to the Company to reimburse the Company for such unauthorized costs.

14.          Additional Modifications.  The Operating Agreement is further modified as follows:

(a)  For purposes of computing each Member’s respective Share of the Total Costs of the Project not financed under Section 3.01(g), the reference to the principal amount of the Construction Loan shall be deemed to refer to the Construction Financing.

(b)  Section 3.01(h) of the Operating Agreement is hereby modified to delete all references to NYTC Member’s obligation to make a capital contribution to repay the Construction Loan, it being acknowledged that, subject to the funding of the NYTC Extension Loan if and to the extent provided in the Operating Agreement and paragraph 7 of this Amendment, FC Member shall be solely obligated to make all such Capital Contributions required to repay the Construction Loan.

(c)  All references to the NYTC Guaranteed Amount, Excess NYTC Guaranteed Amount and the requirement of a delivery of a New York Times Company payment guaranty of the Construction Loan are deleted and the following definition shall replace the existing definition of “NYTC Extension Loan” in Section 1.84 of the Operating Agreement:

1.84                           “NYTC Extension Loan” means a payment by or on behalf of NYTC Member to the Construction    Lender in an amount equal to $119,498,000.00 in exchange for a release of the lien of the

Construction Loan from all NYTC Individual Units and the SPU Unit (as each is defined in the Condominium Declaration), which payment shall constitute a loan by NYTC Member to FC Member, all pursuant to Section 6.03 hereof.”

(d)  Notwithstanding anything to the contrary contained in Section 6.03, the Extension Loan, if made, shall be made by NYTC, NYTC Member or a direct or indirect wholly-owned subsidiary of NYTC, or any other party acceptable to Construction Lender.

(e)  The references to “Exhibit Q-l” and “Exhibit Q-2” in Section 6.03(ii) shall be references to “Exhibit Q”.

(f)  With respect to the giving of notices under Section 14.02, notices to be sent to Swidler Berlin Shereff Freidman, LLP shall hereafter instead be directed to:

Piper Rudnick LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Martin D. Polevoy, Esq.

15.          Condominium Declaration.

(a)  Notwithstanding anything to the contrary contained in the form of Condominium Declaration attached as Exhibit E to the Operating Agreement, the right of first offer to lease in favor of NYTC under Section 5(d) of Article XX thereof, shall not become effective as to any of the First Offer Space (as defined in the form of Condominium Declaration attached as Exhibit E to the Operating Agreement) until the earlier of (i) the first anniversary of the Completion Date and (ii) the date on which such portion of the First Offer Space becomes available for leasing after the expiration of the term of the initial lease of such portion of the First Offer Space.

(b)  The Members further agree that the form of Condominium Declaration and By-laws attached as Exhibit E to the Operating Agreement shall be revised to incorporate the changes thereto which are indicated on Exhibit C attached hereto.

16.           Pledged Accounts.  The FC Member and the NYTC Member agree to cause the Company to comply with its obligations under Section 7.57 of the Loan Agreements by no later than twelve (12) months of the date of this Amendment.  Similarly, FC Member shall comply with its individual obligations under Section 7.57 of the Loan Agreements by no later than twelve (12) months of the date of this Amendment.

17.           Operating Agreement Ratified.  In all other respects, except as modified hereby, the Operating Agreement remains unmodified and in full force and effect.

18.           Not Binding.  This Amendment shall not be binding upon the parties hereto unless and until executed and delivered by all parties hereto and the closing of the Construction Loan occurs.

[the remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and date first above written.

FC LION LLC, a New York limited liability company

By:	FC 41st Street Associates, LLC, a New York limited liability company, its managing member

	By:	RRG 8 South, Inc., a New York corporation, its managing member

		By:	/s/ David L. Berliner
Name: David L. Berliner
Title: Sr. Vice President

NYT REAL ESTATE COMPANY LLC, a New York limited liability company

By:			/s/ Ken Richieri
Name: Ken Richieri
Title: Manager

For purposes of determining the Guaranteed Price under Section 5.1 of the Development Agreement, the Guaranteed Price shall be reduced dollar for dollar for each dollar of cost savings, if any, actually realized by the Company in the event NYTC Member exercises its right pursuant to paragraph 6 hereof to continue construction of the Project and in connection therewith eliminates any work previously included in the scope of the Project.  FCE and Developer are executing this Amendment to confirm their agreement to this provision and their consent to the terms and conditions of this Amendment.

FOREST CITY RATNER COMPANY, a New York general partnership

By:	BR FCRC, LLC, a New York limited liability company

	By:	Ratner Group, Inc.

	By:	/s/ David L. Berliner
Name: David L. Berliner
Title: Sr. Vice President

FOREST CITY ENTERPRISES, INC.

By:	/s/ James A. Ratner
Name: James A. Ratner
Title: Executive Vice President

The undersigned are executing this Amendment to confirm their consent to the terms and conditions of this Amendment.

INGREDUS SITE 8 SOUTH LLC, a Delaware limited liability company

:	By:	/s/ Martin L. Standiford
Name: Martin L. Standiford
Title: Vice President

ING REAL ESTATE (B) B.V.,
a Netherlands private limited liability company

	By:	ING Real Estate B.V., its director

	By:	/s/ F.P. Trip & J.G.F. Eijkemans
Name: F.P. Trip & J.G.F. Eijkem
Title: director resp. proxyholder

EXHIBIT A

Chart re: Allocation Methodology

[attached]

TIMES TOWER

GMP ALLOCATION METHODOLOGY

Updated 3/29/04

CM instructions:

One of the below codes will be assigned to every detailed line item of the GMP.

Colored drawings produced by the owner will contain the allocation codes noted on this summary.

Show detailed takeoffs, not summary data.

A separate document defines whether the cost is adjusted based on A) the buyout of the specific item or B) the ratio of the trade buyout to the trade budget Process to calculating a deduct:

•   Price out and allocate the higher cost option on the estimate

•   Price out the lower cost option - do not show on the estimate

•   Calculate the difference in the total costs and allocate the difference on the estimate to the member entitled to the benefit

Code structure:

100                             Percentage GSF allocation

200’s                   Other allocation method for general work

300’s                   NYTC office item

400’s                   FCRC office item

500’s                   Times Center item

600’s                   Retail item

Code	Allocation Code Description	Allocation Methodology
100	Basic GSF Allocation

Percentage interest for each of the 4 units provided by the Owner to be applied to each detailed line item of the GMP that does not have an alternate allocation methodology:
NYT Office - 55.0903%
FCRC Office - 41.6431%
FCRC Retail - 1.4555%
TC - 1.8111%

200	Elevators

Service and tower elevators allocated based on buy.  Until then, allocate as follows:
Service elevators 54.167% NYTC, 45.833% FCRC
Tower passenger to users (NYTC and FCRC)
F32 Freight @ east core GSF
S31 Service@ east core 50%NYT,50% GSF
P29 Passenger @ east core 100% NYT
C30 Times Center 100% Times Center
Handicap lift @ lobby GSF

201	Elevator Pits	CM to allocate cost of each elevator bank pit per colored drawing S100C1-A. Costs include: excavation, concrete, Waterproofing, cast in place suspended pits.
202	Exterior Wall Enclosure -Assigned Contract	Owner will provide the allocation of the Benson curtain wall. See attached tab.

203	Exterior Wall Enclosure - storefront and east wall

CM provides costs and Owner provides façade allocation percentage. Items include: storefront (street and 1st floor garden), east block party wall w/ EIFS (all floors), and loading dock O/H door. Included in $8.6 mm allocation pending CM buy. Refer to code 505 for Times Center entrance.

204	Not used

205	Not used
206	Increased Structural Loading

Cm to allocate costs in accordance with Kyle Krall’s e-mail dated 7/16/03, NYTC will be allocated 1.25 pounds per sf for the increased load of the 12th floor data center (15 tons) and the 15th floor conferecne room (7.5 tons).  CM to price at the rate for milled steel.  There is no special allocation for the high load on the office floor north and south bays since the spaces are approximately equal.

207	Integrity Enhancements

CM to allocate the cost to harden the podium slabs (ground floor, second floor, and the loading dock) and the integrity enhancements for the podium columns to NYTC based on the costs summarized in AMEC’s 3/26/03 cost study and allocated based on the allocation schedule provided to the CM on 9/24/03.  The cost of steel to be revised based on the ratio of the 75% CD estimate for steel vs the buyout for steel.

208	Finishes Division 9 and waterproofing and wainscoting	CM to allocate costs based on color coded plan to CM provided by Owner.Includes floor, wall and ceiling finishes per A0001, Division 9. Excludes Times Center.
209	Mirrors, Interior Doors, and Hardware (partial Division 8)	CM to allocate costs based on color coded plan to CM provided by Owner. Includes bathroom mirrors. Excludes Times Center.
210	Specialties (partial Division 10)	CM to allocate costs based on color coded plan to CM provided by Owner. Toilet and shower partitions, toilet accessories, lockers, and associated support steel, if applicable. Excludes Times Center
211	Millwork - (partial Division 6)	CM to allocate costs based on color coded plan to CM provided by Owner. Includes counter tops.
212	Entrance Doors

CM to allocate costs based on color coded plan to CM provided by Owner. Allocate entrance doors for non-common spaces to user (Times Center and Retail.) The main entrance doors are code 100. Included in $8.6 mm allocation pending CM buy.

213	Interior Storefront (glass)

CM to allocate costs based on color coded plan to CM provided by Owner. Break out cost of laminated glass and upgraded aluminum alloy and allocate based on GSF. 1st floor Overhead Interior Fire Shutter and related steel support at Times Center split between Times Center and Common. Included in $8.6 mm allocation pending CM buy.

214	Interior Partitions

CM to allocate costs based on color coded plan to provided by Owner. Verify quantities with F&F. Includes drywall ceilings, partitions and soffits, glass, etc Excludes FCRC elevator shaft enclosure on NYTC floors.

215	Grounding Wire	CM to allocate to beneficial user based on color coded plan: FCRC connection to backbone, NYTC sleeves for future ground and wire in basement (Times Center and mailroom).
216	Bond and insurance	CM to allocate by trade based on percentage of trade cost allocated to NYTC or FCRC.
217	Raised Floor/ No Raised Floor

Allocate to allocate costs based on owner direction:
NYTC:
•  raised slab at fire stair vestibule (A2101 P7, P13)

•  curbs at elevator lobby (A2101 J7) and curbs at telecom penetrations (A2101AP7, P13, A4)

•  grating and rails @ mechanical rooms (A2101B P10)

•  core service corridor duct work, lighting, etc

•  bathroom waterproofing on floors where there is no stack offset on the floor below

FCRC:

•  machine room

•  core service corridor duct work, etc

218	Signage

(Category added 3/29/04.)  Signage referenced in Penatgram’s signage package dated 8/29/03 is allocated as follows:  Tenant identification signage (type 1.1, 1.2, and 2.3) is allocated to the user and is associated with the signage budget.  Other wayfinding signage (type 2.1 and 2.2) is allocated GSF and is associated with the signage budget.  Other exterior signage (type 1.3 and 1.4) is allocated GSF and is associated with the trade budget.  Room, door, and code signage (types 3 and 4) are allocated GSF and are associated with the trade budget.

300	NYTC Communicating Stairs

Allocated to NYTC.  CM to provide breakout pricing for core and shell portion of NYTC Communicating Stairs in Tower and Podium, including: steel stair stringers, pans, extension of standpipe from core to communication stairs @ 6 locations (2 floors) per color coded plan, and additional steel framing required for stair openings.

301	NYTC Podium Skylight

Allocated to NYTC.  CM to provide breakout cost of skylight and associated intumescent paint.  Provide NYTC with a deduct for the full cost of the concrete, metal deck, spray fireproofing, and roofing displaced by the skylight.

302	Not used
303	NYTC Kitchen Exhaust etc.	CM to breakout cost of ductwork, cal sill insulation Drywall included with interior partitions.
304	NYTC UPS	CM to break out costs, including: empty conduit, pits, grate and waterproofing drip pan
305	NYTC Steam Humidifiers	CM to break out costs, including: equipment and steam piping (incl branch piping from LP riser to humidifier).,
306	Cogen

CM to break out cost based on colored drawings, including all costs to fit out the interior space:
Electrical, HVAC, Plumbing, Fire Protection.
Concrete & metal deck, handrails and steel stair, fuel containment curbs, masonry walls, metal panels, screening, ladder to roof, acoustic doors, aluminum cladding, fireproofing, drywall duct enclosures, interior partitions.
Structural Steel
Vibration and sound isolation Waterproofing
SS Flue (Ornamental Metals)
Enclosure
Insulation - thermal & acoustic Provide a $100,000 credit for the building back-up generator costs not incurred (housing, waterproofing, etc) and a $57,460 credit for co-gen switchboards 2 and 3. Also, allocate a share of total general conditions and fee based on the percenatge of total GCs to total trade costs.

307	NYTC Air cooled Chiller	CM to allocate costs based on color coded plan to CM provided by Owner.
308	NYT Telecom

CM to break out costs based on colored drawings, including: 2 telecom conduits (1 riser) form 12 to 51, 4 telecom conduit from the 12th floor to the basement pull box at the west garden wall and the two conduit from the pull box to the NYT mailroom.  Also, break out the cost of the telecom sleeves in the east and west risers going through the FCRC floors to 51st floor.  (Note - allocate the cost of the remaining telecom sleeves, conduit, main carrier entrance room ladder rack and slab openings GSF using Code 100.)

309	NYTC Kitchen Gas	CM to break out costs based on color coded plan, including gas piping and gas meters
310	NYTC Kitchen Power	CM to break out costs based on color coded plan for dedicated kitchen power (basement breaker at switchboard, riser w/ line, and disconnect on floor)
311	NYTC telecom chilled water	CM to break out costs based on color coded plan for the telecom closet chilled water riser (CHS/R-4),
312	NYTC filtered water system	CM to break out cost based on colored drawings for central filtered water system supply and drains
313	Not used
314	NYTC Tennant MEP	CM to allocate cost based on color coded drawing for tenant MEPS fitout not captured in other codes, such as drains, vents, conduit, etc.
315	NYTC Intumescent Paint	CM to allocate cost of intumescent paint, net of spray fireproofing, for newsroom skylight, Times cafeteria bridge, and Times Center bridge.

316	NYTC Podium AHU

CM to allocate the incremental cost of the podium AHU to NYTC based on the AMEC’s pricing study of the on floor unit alternative documented by F&K; and allocate a like amount (in total) as a credit to each of the four units

317	NYTC Podium Window Washing

CM to allocate the incremental cost to extend use of the of the podium garden window washing rig to the NYTC newsroom skylight.  The design called for in the GMP drawings will be allocated using the GSF rate.

401	FCRC Temporary Heat on Office Floors	CM to breakout cost based on color coded drawing for FPUs, starters, power, piping, controls, fan powered boxes, etc.
402	Fuel oil facility	CM to allocate tank, infill piping, vent piping, relief piping, waterproofing, 40% to common and 60% to FCRC.
403	FCRC elevator shafts on NYTC floors	CM to allocate costs based on color coded plan to CM provided by Owner.
404	FCRC fuel & gas riser	CM to break allocate cost per color coded drawings for fuel and gas riser.
405	FCRC Sprinkler	CM to allocate cost of heads and piping in retail and basement storage areas per color coded chart.
406	FCRC telecom	CM to allocate firestopping at telecom slots.
501	Times Center MEP Owner Fitout	CM to break out costs based on color coded drawing, including: AHUs 6,7, & 8, SF, RF, Duct, controls, piping (including cost of under slab), and starters.
502	Times Center Structural Steel Provisions	CM to allocate lump sum for additional cost due to long spans and vibration isolation.
503	Times Center and Mailroom Toilets	CM to break out all costs including plumbing and finishes
504	Times Center Lower Function Room Elevation	CM to allocate cost of the depressed slab for the basement of the Times Center and the corridor railing at the basement corridor ramp adjacent to the Times Center.
505	Times Center canopy	CM to allocate cost of the Times Center canopy to NYT with a flat credit of $34,882 provided by FCRC

For clarity, the following items will be allocated using the GSF allocation (code 100).

•   Steel supports for retail signage

•  Bird protection

•   Canopies and awnings, except Times Center canpoy

•  Turnstiles, lobby reception desks, lobby elevator bank partition.

•  Equipment to heat water using steam (basement for NYT and 28th floor for FCRC)

•  Empty electrical conduit and chilled water to retail and Times Center

•  General conditions and fees

•  Allocate the trade insurance deduct, sales tax deduct, and bond premium based on the relative trade cost for each unit.  For example, if a particular trade’s insurance deduct is $1000 and FCRC Office unit’s share of costs for that trade is 45%, then FCRC would be allocated $450 of the deduct.  The cost of the OCIP insurance premium will be allocated based on each unit’s share of total trade costs and GCs.

Other

Co-gen and times center mez not included in square footage calculation

NYT New Headquarters Building

Area Calculation per attached F& F gsf worksheet “4700-65gross-r2”

Updated 2/3/04

100% CD through bulletin 4

								Recon to F&F
	Unit	NYT	FCRC	NYT		FCRC		TC	Total
	Total	Member	Member	Office	TC	Office	Retail	Mez	per F&F

Unit space (excl TC Mez & east bul	1,433,563	827,393	606,170	801,921	25,472	585,699	20,471
GSF% (Pro Rata Share)	100.0000%	57.7158%	42.2842%	55.9390%	1.7768%	40.8562%	1.4280%

Add common, rooftop & east buldk	105,603
Total building GSF	1,539,166	888,343	650,823	860,994	27,348	628,844	21,979	596	1,539,762

Deduct blind shaft:	27,092			27,092
Trade allocation GSF	1,406,471	800,301	606,170	774,829	25,472	585,699	20,471
Trade%	100.0000%	56.9014%	43.0986%	55.0903%	1.8111%	41.6431%	1.4555%
Note — FCRC office includes rounding effect			0

ESDC GSF (incl TC Mez)	1,386,768	796,175	590,593	782,355	13,820	571,006	19,587
ESDC%	100.0000%	57.4123%	42.5877%	56.4157%	0.9966%	41.1753%	1.4124%

Add common & mechanical	43,018
GSF vs ESDC cap of 1,430,000	1,429,786	820,873	608,913	806,624	14,249	588,719	20,195

Land Share (per above ESDC%)	100.0000%	57.4123%	42.5877%

Interpolated NYT land funding share (Operating Agreement Exhibit K):

	NYT Share Between	Funding Value
Exhibit K Low value	57.29%	43.58%
Exhibit K high value	57.64%	44.20%

Land Funding Share	100.0000%	43.7966%	56.2034%

Curtainwall Allocation Calculation

9/8/2003

Glass area calc:	Total	NYTC	FCRC	TC	Retail
Level 2 - Tower	8,508
Podium	10,055
Garden	4,331
Level 3 - Tower	8,508
Podium	10,055
Garden	4,331
Level 4 - Tower	9,124
Podium	9,052
Garden	3,360
Level 5	8,809
Level 6	10,334
Level 7 thru 27	202,713
Total 2-27	289,180	289,180

Level 28	19,306	10,387	8,578	191	150

Level 29 thru 50	212,366		212,366

Level 51	19,306	9,862	9,066	212	166

Rooftop Screens	39,290	21,636	16,355	728	572

East Masonry Partition - Floors 2 thru 4	8,145	8,145	—	—	—	180 LF X 45.25 Feet High

Total	587,593	339,210	246,365	1,131	888

Percent of Total		0.57729	0.41928	0.00192	0.00151

Cost allocation:
Curtainwall	58,456,808	33,746,347	24,509,629	112,492	88,339
Curtainwall Change at East Wall	48,276	27,869	20,241	93	73
Low Iron Glass Alternate	2,007,599	1,158,961	841,741	3,863	3,034
Subtotal Cost	60,512,683	34,933,176	25,371,612	116,449	91,446

Laminated Glass Upgrade	298,191	126,049	(125,025)	(574)	(451)

2-story Cafeteria Upgrade	537,237	227,097	(225,251)	(1,034)	(812)

Aluminum Clip Cover	407,322	(235,142)	236,541	(784)	(616)

						FCRC	TC	Retail	Total
Credit for Drywall Allowance at Garden	120,220	(120,220)	119,243	547	430	246,365	1,131	888	248,383
						0.99187261	0.00455242	0.003575
Total Cost	60,512,683	34,930,961	25,377,119	114,604	89,998

Unit Allocation Percentages:		57.7250%	41.9369%	0.1894%	0.1487%
Member allocation percentages:		57.9144%	42.0856%

Allocate floors ground, 28, and 51 based F&F GSF Spreadsheet Dated 12/16/03 file 4700-65gross-r1

	GSF
NYTC (net of blind shaft)	774,829	55.0670%	56.9196%
FCRC	585,699	41.6255%	43.0804%
TC	26,068	1.8526%
Retail	20,471	1.4549%
	1,407,067	100.0000%	100.0000%

	NYTC	FCRC	TC	Retail	Common
Level 28	6,268	5,705
	7,562	5,716	254	200	13,732
Total	13,830	11,421	254	200
	0.5380	0.4443	0.0099	0.0078

Level 51	4,750	5,736
	8,381	6,335	282	221	15,219
Total	13,131	12,071	282	221
	0.5108	0.4696	0.0110	0.0086

Ground Floor	371	661	12960	19587
	15,480	11,702	521	409	28,112
Total	15,851	12,363	13,481	19,996	61691
	0.2569	0.2004	0.2185	0.3241

Life Safety Upgrade Allocation

9/24/2003

Adjusted for trade increase vs 75% CD

	Total	FCRC	NYTC	FCRC	NYTC
Hardening		42.94%	57.06%	42.94%	57.06%
Ground Floor Hardening - Tower Area - Steel	53,267	22,873	30,394	25,787	34,266
Ground Floor Hardening - Tower Area - Concrete	112,381	48,258	64,123	48,258	64,123
2nd Floor Slab Hardening - Tower Area - Steel	54,545	23,422	31,123	26,406	35,088
2nd Floor Slab Hardening - Tower Area - Concrete	79,981	34,345	45,636	34,345	45,636
Ground Floor Hardening - Podium Area - Steel	96,476	—	96,476	—	108,767
Ground Floor Hardening - Podium Area - Concrete	145,224	—	145,224	—	145,224
2nd Floor Slab Hardening - Podium Area - Steel	95,915	—	95,915	—	108,135
2nd Floor Slab Hardening - Podium Area - Concrete	103,424	—	103,424	—	103,424
Podium Hardening - Columns	95,400	—	95,400	—	107,554
Ground Floor Hardening - Loading Dock Area - Steel	22,309	—	22,309	—	25,151
2nd Floor Slab Hardening - Loading Dock - Steel	22,753	—	22,753	—	25,652
2nd Floor Slab Hardening - Loading Dock - Concrete	33,293	—	33,293	—	33,293
Loading Dock Hardening - Columns	106,200	—	106,200	—	119,730
Stairs A & B Hardening	105,731	45,402	60,329	45,402	60,329

Subtotal	1,126,899	174,300	952,599	180,198	1,016,372

Integrity Enhancement
Integrity Enhancement - Tower	175,000	75,147	99,853	84,720.45	112,574.55
Integrity Enhancement - Exterior Podium Columns	194,800	—	194,800	—	219,617.52
Integrity Enhancement - Interior Podium Columns	170,550	—	170,550	—	192,278.07

Subtotal	540,350	75,147	465,203	84,720	524,470

TOTAL - Steel & Concrete		249,446	1,417,803	264,919	1,540,842

Laminated Glass
Garden Enclosure - Ground	117,600	50,499	67,101
Garden Enclosure - 2 thru 4	137,358	—	137,358
Interior Storefront	113,100	48,566	64,534
Exterior Storefront	328,260	140,958	187,302
Curtainwall Floors 2 thru 7	743,400	—	743,400

Subtotal	1,439,718	240,023	1,199,695

Total	3,106,967	489,469	2,617,498

Steel 100% NYT	906,883.94
Concrete 100% NYT	281,941

75% CD Structural Steel Cost Estimate	67,047,278
GMP Structural Steel Cost	75,590,000
Percent Increase	12.74 Percent

EXHIBIT B

Loan Cost Allocation between FC and NYTC

Estimated Shared Loan Fees and Expenses

FC Lion’s Pro Rata Share	42.2842%
NYTC Pro Rata Share	57.7158%
100.0000%

		NYTC	NYTC Shared
Estimated Fee	Shared Costs	Allocation%	Amount	Paid
Appraisal	15,000	57.7158%	8,657	At closing
Environmental	15,000	57.7158%	8,657	At closing
Bank Engineer Fee	184,000	57.7158%	106,197	$40K (estimated) at closing with the balance paid monthly over the construction period
Insurance	10,000	57.7158%	5,772	At closing
Admin Fee	525,000	57.7158%	303,008	Monthly over the loan term

Total	$749,000		$432,291

EXHIBIT C

Changes to Form of Condominium Declaration and By-laws.

DECLARATION OF LEASEHOLD CONDOMINIUM

ESTABLISHING A PLAN OF LEASEHOLD CONDOMINIUM
OWNERSHIP OF PREMISES LOCATED ON THE EASTERLY SIDE OF
EIGHTH AVENUE BETWEEN 40th & 41st STREETS,
NEW YORK, NEW YORK

Name of Condominium:	The New York Times Building Condominium

Declarant:	The New York Times Building LLC
having an address
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036

Dated:	,

Block:	1012

Lots:

Record and Return to:

James J. Kirk, Esq.
Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178

* MARKED CHANGES

34.  “Default Period” shall have the meaning ascribed to such term in Section 6 of Article XX hereof.

35.  “Depositary” shall mean any entity, agreeing for the benefit of the Unit Owners, to perform the obligations of depositary hereunder on substantially the terms of the Depositary Agreement, which (A) (1) is a Registered Mortgagee (provided that such Registered Mortgagee is designated as the Depositary and would qualify as an Lending Institution, but is other than a savings bank or savings and loan association), (2) if not a Registered Mortgagee, is a commercial bank or trust company qualifying as an Lending Institution designated by the Registered Mortgagee most senior in lien, or (3) if not the Registered Mortgagee or designated by the Registered Mortgagee pursuant to clause (2) above, is a commercial bank or trust company qualifying as an Lending Institution designated by the Board of Managers, (B) has an office in the City of New York, and (C) has a net worth of not less than One Hundred Million Dollars ($100,000,000) and net assets of not less than Two Hundred Fifty Million Dollars ($250,000,000) (as such sums shall be adjusted by the CPI Adjustment from the date hereof throughout the period during which it acts as the Depositary.  If, at any time, no Lending Institution is so acting, then the Board of Managers shall designate as the Depositary an unaffiliated third party that is ordinarily engaged in the business of acting as a depositary.  The Unit Owners agree that *GMAC COMMERCIAL MORTGAGE CORPORATION* shall be the initial Depositary.

36.  “Depositary Agreement” shall have the meaning ascribed to such term in Section 2 of Article VII of the By-Laws.

37.  “DUO” shall have the meaning ascribed to such term in the Unit Leases.

38.  “Excess Site Acquisition Costs” shall have the meaning ascribed to such term in the Site 8 South Land Acquisition and Development Agreement dated as of December      , 2001 by and among New York State Urban Development Corporation d/b/a Empire State Development Corporation, Ground Lessor and Declarant.

39.  “Event of Default” shall have the meaning ascribed to such term in Section 1 of Article XXI hereof.

40.  “Fair Market Rent” is defined in Section 8 of Article XX hereof.

41.  “Fair Market Value” is defined in Section 8 of Article XX hereof.

42.  “Family Member” shall mean, as to any individual, any parent, spouse, sibling, child, grandchild, aunt, uncle, niece, nephew or cousin, or any step-child or step-grandchild thereof (including, in any such case, relationships established by adoption).

43.  “FC Areas” shall mean those portions of the Premises designated as “FC —Tax Lot Nos.       “ on the Plans (exclusive of any Common Elements or FC Limited Common Elements contained therein).

44.  “FC Board of Managers” means the board of managers representing the FC Unit Owners, collectively, and elected in accordance with the By-Laws.

6

was recorded in the Register’s Office on                  , 200   at Reel        , Page            .

62.  “Ground Lessee” shall mean the tenant under the Ground Lease from time to time.

63.  “Ground Lessor” shall mean the landlord under the Ground Lease from time to time.

64.  “Initial Occupancy Tenant” shall have the meaning ascribed to such term in Section 5(d) of Article XX hereof.

65.  “Insurance Requirements” shall mean all requirements of any insurance policy required to be carried pursuant to the By-Laws or any Unit Lease and covering or applicable to all or any part of the Premises or the use thereof, all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the New York Board of Fire Underwriters or any other body exercising the same or similar functions and having jurisdiction of all or any portion of the Premises.

66.  “Interest Rate” shall mean a rate per annum equal to the lesser of (i) three (3) percentage points above the rate publicly announced from time to time by Citibank, N.A. (or its successor) in New York, New York as its “prime rate” or “base rate” or (ii) the maximum rate permitted by applicable law with respect to the applicable amount payable hereunder.

67.  “Interim NYTC Sublease” shall have the meaning ascribed to such term in Section 6 of Article XX hereof.

68.  “Interim Sublease Option” shall have the meaning ascribed to such term in Section 6 of Article XX hereof.

69.  “Land” shall have the meaning ascribed to such term in Article II hereof.

70.  “Laws” (or, if used individually, “Law”) shall mean all laws, statutes and ordinances (including building codes and zoning ordinances) and the orders, rules, regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public body or authority (collectively, “Governmental Authorities”), whether in force as of the date hereof or hereafter, which are or become, or purport to be, applicable to the Premises or any part thereof or the sidewalks, curbs or areas adjacent thereto.

71. *TO BE CHANGED TO CONFORM TO GROUND LEASE DEFINITION, AS MODIFIED BY THE TRI-PARTY AGREEMENT* “Lending Institution” shall mean (A) a savings bank, savings and loan association, commercial bank or trust company (whether acting individually or in a fiduciary capacity), (B) an insurance company, (C) a real estate investment trust, a trustee or issuer of collateralized mortgage obligations, a loan conduit, or other similar investment entity which is listed on the New York Stock Exchange, American Stock Exchange or other regional exchange (or their respective successors), (D) a federal, state, municipal or secular employee’s welfare, benefit, pension or retirement fund, a religious, educational or eleemosynary institution, any

9

160.       “Trigger Date” shall have the meaning ascribed to such term in Section 4(a) of Article XX.

161.       “12-Month Period” shall have the meaning ascribed to such term in Section 3(a) of Article XX hereof.

162.       “Unit” shall mean each FC Individual Unit, each NYTC Individual Unit, the Retail Unit and the SPU Unit.

163.       “Unit Leases” shall mean, collectively, the FC Unit Lease, the NYTC Unit Lease and any other subleases hereafter entered into between Ground Lessee and any subtenant (including, without limitation, any Recognized Mortgagee), as each may be amended, supplemented and/or restated from time to time as permitted hereunder.  The term “Unit Lease”, when used in the singular, shall refer to either the FC Unit Lease, the NYTC Unit Lease or any other such sublease (as each may be amended, supplemented and/or restated from time to time as permitted hereunder), as appropriate.

164.       “Unit Owner” shall mean, with respect to any Unit, (a) for so long as a Unit Lease for such Unit is in effect, the tenant (from time to time) under such Unit Lease, and (b) from and after the termination of a Unit Lease by Ground Lessee or otherwise, until a Unit Lease is again in effect for such Unit, the Ground Lessee.  All references to a Unit Owner shall be deemed to include such Unit Owner’s successors and permitted assigns.

165.       “Unit Owner Decision(s)” shall have the meaning ascribed to such term in Section 8 of Article II of the By-Laws.

166.       “Unit Owner Expense(s)” shall mean, as to each Unit Owner:

(i)            *SUBJECT TO CLAUSE (ii) OF THIS DEFINITION* an amount equal to such Unit Owner’s share (based upon its Common Interest) of all costs and expenses (including taxes) paid or incurred by or on behalf of the Board of Managers in connection with or arising from the operation and management of the Building (including, without limitation, any such costs and expenses assessed as Special Assessments), but excluding any amounts paid or incurred by or on behalf of the Board of Managers to cure any Event of Default by any Unit Owner, which amounts shall be allocated solely to the defaulting Unit Owner;

(ii)           for each category of expense attributable to the Building as set forth on Exhibit D attached hereto (including, without limitation, any such expense assessed as a Special Assessment), the respective percentages set forth on said Exhibit D;

(iii)          an amount equal to such Unit Owner’s share (based upon its Common Interest) of any reserves established by the Unit Owners in accordance with the provisions of Section 8 of Article II of the By-Laws; and

(iv)          any FC Collective Unit Expenses or NYTC Collective Unit Expenses, as the case may be, payable by such Unit Owner.

167.       “Work” shall have the meaning ascribed to such term in Article X hereof.

if the FC Board of Managers were the Board of Managers, the FC Unit Owners were the Unit Owners and the FC Limited Common Elements were the Common Elements.

Section 6.  Failure to Deliver a Statement Not Prejudicial.  The failure to render any statement hereunder with respect to any period shall not prejudice the right of the Board of Managers, NYTC Board of Managers or FC Board of Managers, as the case may be, to thereafter render a statement with respect thereto or the right of any Unit Owner to require and be furnished with same.

Section 7.  Books and Records.  (a) Upon five (5) business days’ written notice by any Unit Owner, Ground Lessee or any Registered Mortgagee to the Board of Managers, such Unit Owner, Ground Lessee or Registered Mortgagee (or any agents acting on behalf of such Unit Owner, Ground Lessee or Registered Mortgagee) may inspect the applicable books and records of the Board of Managers in order to verify such Unit Owner’s Unit Owner Expenses.  Such notice shall specifically designate the year(s) for which the Unit Owner, Ground Lessee or Registered Mortgagee intends to inspect applicable books and records, which year(s) shall be limited to the three (3) full calendar years immediately preceding the date of such inspection and any then elapsed portion of the then current calendar year.

(b)  Each inspection shall be at the office of the Board of Managers or at the office of the Board of Manager’s managing agent, if any, and shall be made during normal business hours.  All costs of such inspection shall be borne by the party requesting the inspection.  Any Unit Owner, Ground Lessee or Registered Mortgagee making any inspection hereunder shall provide the Board of Managers with a copy of any written report on the results of such inspection within fifteen (15) days of the preparation thereof.  Each Unit Owner shall hold confidential all non-public information, reports or statements obtained pursuant to such inspection, provided however, that such Unit Owner may disclose such information (i) to its Affiliate, (ii) pursuant to the order of any court of competent jurisdiction or administrative agency, (iii) which had been publicly disclosed other than as a result of a disclosure by such Unit Owner, (iv) in connection with any litigation, (v) to the extent necessary in connection with the exercise of any remedy hereunder or under any other document relating to the Building, (vi) to such Unit Owner’s legal counsel, accountants and independent auditors and (vii) to any *ACTUAL OR PROPOSED* Registered Mortgagee or proposed subtenant or assignee of a Unit Owner.

(c)  The NYTC Unit Owners, Ground Lessee and any Registered Mortgagee of the NYTC Unit Owners shall have the same right to inspect the books and records kept by the NYTC Board of Managers, as provided for inspection of the books and records kept by the Board of Managers in subsections (a) and (b) above.

(d)  The FC Unit Owners, Ground Lessee and any Registered Mortgagee of an FC Unit Owner shall have the same right to inspect the books and records kept by the FC Board of Managers, as provided for inspection of the books and records kept by the Board of Managers in subsections (a) and (b) above.

Section 8.  Estoppel Certificates Delivered by Board of Managers.  Within fifteen (15) days of receipt of a written request therefor (whether from a Unit Owner or its prospective assignee or its Registered Mortgagee or a prospective Mortgagee or from Ground Lessee), the

(b)  Approval Rights of Registered Mortgagees.  Each Unit Owner shall submit a draft of any supplement, amendment or modification of this Declaration to its Registered Mortgagee(s) (if any) and such Registered Mortgagee(s) shall have the right to approve same. [TEXT DELETED: (SUCH APPROVAL NOT TO BE UNREASONABLY WITHHELD)] Any supplement, amendment or modification which is entered into without notice to (and approval by) each Unit Owner’s Registered Mortgagees shall be void ab initio.  Any approval or disapproval of an amendment hereto shall be given by each Registered Mortgagee within ten (10) Business Days of each such Registered Mortgagee’s receipt of a written request therefor, and each such Registered Mortgagee’s failure to timely respond to any such request (i.e., within such ten (10) Business Day period) shall, subject to the provisions of Section 4 of Article XXIII hereof, constitute (and be deemed to constitute) each such Registered Mortgagee’s approval of the proposed amendment.

(c)  Recording of Amendments.  No amendment hereof shall be effective until recorded in the Register’s Office.

Section 2.  Execution and Delivery of Amendments.  Any amendment to this Declaration approved in accordance with Section 1 of this Article XVII shall be executed on behalf of each Unit Owner by its general partner, managing member, officer or other authorized person of such Unit Owner.

ARTICLE XVIII

TERMINATION OF CONDOMINIUM; PURCHASE OPTION UNDER GROUND LEASE

Section 1.  Withdrawal by Unit Owners.  The Condominium shall continue until such time as withdrawal of the Property from the provisions of the Condominium Act and termination of this Condominium is authorized by a unanimous vote of all of the Unit Owners and their Registered Mortgagees and approved in writing by the Ground Lessee if and to the extent such approval is required under the Unit Leases.  In the event of any such withdrawal and termination, the Unit Owners shall (i) (a) enter into (and record in the Register’s Office) a reciprocal easement agreement or (b) create a “common law condominium’’ modeled upon (and containing substantially the same provisions as) this Declaration and the By-Laws (and record the same in the Register’s Office), in either case providing for substantially the same administration of and level of maintenance and repair in respect of the “common areas”, the “NYTC limited areas” and the “FC limited areas” of the Premises as are provided in the Condominium created herein, and (ii) amend the Unit Leases so that the descriptions of the premises demised thereunder no longer refer to condominium Units (and appurtenant interests in Common Elements) but to the spaces and area demised thereunder (and appurtenant interests in the “common areas”, the “NYTC limited areas” and the “FC limited areas” of the Premises, as described in the reciprocal easement agreement (or condominium, as the case may be) referred to in the preceding subclause (i)).

Section 2.  Purchase Option Under Unit Leases.  Except as otherwise set forth in this Section 2, the decision to exercise the purchase option set forth in Article V of the Unit Leases shall be made solely by NYTC Unit Owner, and if NYTC Unit Owner exercises the purchase option set forth in Article V of the NYTC Unit Lease, then each FC Unit Owner and the Retail Unit Owner shall simultaneously exercise the purchase option set forth in Article V of its respective Unit Lease, and thereupon each Unit Owner shall take all actions required under its respective Unit Lease in connection with the exercise of such purchase option.  If any FC Unit Owner or the Retail Unit Owner, by exercising such purchase option, will forfeit its right to reimbursement for Excess Site Acquisition Costs, then the NYTC Unit Owner shall, on the exercise of such purchase option, pay to each such FC Unit Owner and the Retail Unit Owner an amount equal to such FC Unit Owner’s and Retail Unit Owner’s forfeited Excess Site Acquisition Costs.  Notwithstanding the foregoing, if NYTC Unit Owner has not exercised the purchase option set forth in Article V of the NYTC Unit Lease on or before the date which is five (5) years prior to the date which is 99 years after the Commencement Date (as defined in the Ground Lease), then any FC Unit Owner or the Retail Unit Owner or both shall have the right to exercise the purchase option set forth in Article V of its respective Unit Lease and, in such event, NYTC Unit Owner and the remaining Unit Owners simultaneously shall exercise the corresponding purchase options under their respective Unit Leases, and thereupon such Unit Owners shall take all actions necessary or required under its respective Unit Lease in connection with the exercise of such purchase option.  In the event of the exercise of the aforesaid purchase options, the Unit Owners shall contemporaneously therewith enter into (and record in the Register’s Office) an amendment to this Declaration to convert the same to a fee condominium on substantially the terms, covenants and conditions herein contained.

ARTICLE XIX

COVENANT OF FURTHER ASSURANCES

Any Person who is subject to this Declaration (including any Unit Owner or any Person claiming by, through or under any Unit Owner, the Declarant, the Board of Managers, the NYTC Board of Managers, the FC Board of Managers and any Manager or officer) (the “Subject Party”) shall execute, acknowledge and deliver to any such other Person such documents and take such other action as such other Person may reasonably request in order to effectuate the provisions of this Declaration or the By-Laws and the realization of the benefits intended to be conferred thereby, provided, however, that such document or action does not decrease the rights or increase the obligations of the Subject Party, any Unit Owner under this Declaration or the By-Laws.  Except as otherwise provided in this Declaration or the By-Laws, all expense and liability thus incurred shall be borne by the requesting Person.  If any Subject Party fails or refuses within five (5) days after request therefor to execute, acknowledge or deliver any such document or to take any such action, then the Board of Managers is hereby authorized to act as attorney-in-fact for such Subject Party, coupled with an interest and granted for a valuable consideration, to execute, acknowledge and deliver such document and to take such action in the name of such Subject Party.

*ADD PROVISION REQUIRING AMENDMENTS TO DECLARATION WHICH ARE REASONABLY REQUESTED BY A RECOGNIZED MORTGAGEE, SO LONG AS SUCH AMENDMENTS DO NOT INCREASE ANY OBLIGATIONS (EXCEPT TO A DE MINIMUS EXTENT) AND DO NOT DECREASE ANY RIGHTS AND BENEFITS (EXCEPT TO A DE MINIMUS EXTENT)*

ARTICLE XX

SALES, SUBLEASES AND MORTGAGES

Section 1.  Unit Owners’ Rights to Sell, Sublease or Mortgage Units.  Subject to the provisions of this Declaration, the By-Laws and the applicable Unit Lease, any Unit Owner may, without prior consent of any Person, mortgage or sublease its leasehold interest in, or Sell, its Unit or transfer any interests in such Unit Owner, so long as (a) such Sale, sublease or mortgage of a Unit is permitted by, and complies with, the applicable provisions of its Unit Lease, and (b) the proposed subtenant or purchaser of a Unit (i) shall not be a prospective subtenant or assignee with whom another Unit Owner has negotiated a term sheet for a sublease or assignment within the prior three (3) months and is not then a subtenant of such Unit Owner, (ii) shall not be an entity described in item (1) on Exhibit I attached hereto (“NYTC Competing User”) as to the Retail Unit and any FC Individual Unit and (iii) shall not be permitted to use the Unit for the uses described in items (2)-(18) on Exhibit I attached hereto (“Prohibited Uses”).  The restrictions set forth in clause (b)(ii) of this Section 1 regarding the Sale or subleasing of the Retail Unit and the FC Individual Units to a NYTC Competing User shall not apply (x) unless NYTC occupies Units within the Building, the Common Interest attributable to which, in the aggregate, constitutes at least twenty percent (20%) and (y) as to any entity which is an NYTC Competing User at any time from and after the date the SPU Unit and/or any NYTC Individual Unit *OR ANY PORTION THEREOF* is sold or subleased to such entity (but shall continue to apply to any other entity which would constitute an NYTC Competing User).  Each Unit Owner shall notify the Board of Managers of any proposed Sale, sublease or mortgage of a Unit at least twenty (20) days prior to the effective date of any such Sale, sublease or mortgage of a Unit. Each NYTC Unit Owner shall notify promptly the FC Unit Owners at any time NYTC occupies Units within the Building, the Common Interest attributable to which, in the aggregate, constitutes less than twenty percent (20%).  Each NYTC Unit Owner shall, from time to time within ten (10) days after request by an FC Unit Owner, certify in writing to such FC Unit Owner the amount of space within its NYTC Individual Unit that is owned pursuant to a Unit Lease by NYTC and its Affiliates and the amount of space within its Unit that is occupied by NYTC.  So long as NYTC occupies Units within the Building, the Common Interest attributable to which, in the aggregate, constitutes at least twenty percent (20%), each FC Unit Owner shall from time to time within ten (10) days after request by NYTC certify in writing to NYTC whether there are any subleases affecting its FC Individual Unit, and if so, the term of any such sublease and whether or not such sublease includes any expansion or extension options.  Each FC Unit Owner agrees to include in any sublease entered into by it for space within its Unit that is subject to an NYTC purchase or sublease option under Section 4 or Section 5 of this Article XX, a provision that the subtenant thereunder agree that upon the exercise by NYTC of such option, if any, to deliver to NYTC without cost to NYTC, copies of any drawings and/or CADD design files in such subtenant’s possession for all leasehold improvements made by or on behalf of such subtenant to such Unit on an “as-built basis.”

Section 2.  FC Unit Owners’ Lockout Period.  Notwithstanding Section 1 of this Article XX, so long as NYTC owns a leasehold interest in (including without limitation as the tenant under a sale-leaseback or similar structure), and occupies, Units within the Building, the Common Interest attributable to which, in the aggregate, constitutes at least twenty percent (20%), no FC Unit Owner shall Sell its FC Individual Unit or permit the sale of an interest in said FC Unit Owner until the fifteenth (15th) anniversary of the date of the Operating Agreement [i.e. December 12, 2001] (or such earlier date as NYTC shall cease to own a leasehold interest in and occupy Units within the Building, the Common Interest attributable to which, in the aggregate, constitutes at least twenty percent (20%), the “Lockout Period”) except (a) to NYTC, (b) to an Affiliate of Forest City Enterprises, Inc. or Bruce C. Ratner, (c) to a Family Member of Bruce C. Ratner, provided Bruce C. Ratner shall retain Management Control following such transfer (or, if Bruce C. Ratner shall be incompetent or deceased, then such Family Member or Family Members of Bruce C. Ratner shall retain such management control), or (d) to a trust established for the benefit of Bruce C. Ratner or his Family Members, or any further transfer to the beneficiaries of such trust, provided Bruce C. Ratner shall retain Management Control following such transfer (or, if Bruce C. Ratner shall be incompetent or deceased, then such Family Member or Family Members of Bruce C. Ratner shall retain such Management Control). Except as provided in the following sentence, any purchaser or transferee of a leasehold interest in any FC Individual Unit or any interest in FC Unit Owner shall be continue to be bound by the restrictions set forth in this Section 2. The restrictions set forth in this Section 2 shall not apply to transfers of any interest (x) in an FC Unit Owner or to a Sale of an FC Individual Unit permitted under the Recognition Agreement (which transfers and Sales shall be subject to the NYTC Participation Rights set forth in the Recognition Agreement), (y) to transfers of any FC Individual Unit in foreclosure or deed in lieu of foreclosure to any Registered Mortgagee or its *DESIGNEE OR* nominee or any transfer of such FC Individual Unit after title has been conveyed pursuant to such foreclosure or deed in lieu of foreclosure or (z) to Ground Lessee from and after the termination of the applicable Unit Lease, or to any transfers thereafter. Any Sale in violation of this Section 2 shall be null and void.

Section 3.  NYTC’s Right of First Refusal and Right of First Offer to Purchase FC Individual Unit(s).

(a)           NYTC’s Right of First Refusal.  If an FC Unit Owner makes or receives a bona fide offer (or, in the case of an FC Unit Owner Interest Sale, a series of related offers) which is acceptable to such FC Unit Owner for either (i) the Sale of any FC Individual Unit(s) owned by such FC Unit Owner to an independent third party that is not an Affiliate of such FC Unit Owner or an Affiliate of any of the members of such FC Unit Owner (an “FC Individual Unit Sale”) or (ii) the sale, in a single transaction or a series of related transactions, of ninety five percent (95%) or more of the membership interests of such FC Unit Owner to an independent third party that is not an Affiliate of such FC Unit Owner or an Affiliate of any of the members of such FC Unit Owner (an “FC Unit Owner Interest Sale”), such FC Unit Owner shall notify NYTC and shall deliver to NYTC a term sheet (“Section 3(a) Term Sheet”) fully executed by such FC Unit Owner and the prospective purchaser or transferee containing all of the pertinent terms of such proposed FC Individual Unit Sale or FC Unit Owner Interest Sale, including without limitation, the name of the proposed purchaser, the purchase price, deposit, financing arrangements, contingencies, conditions, closing date and any other economic and material non-economic terms of such transaction. Except as expressly provided in the immediately preceding sentence, the right of first refusal provided in this Section 3(a) shall not apply to a sale of any direct or indirect beneficial interest in any FC Unit Owner.

Within the thirty (30) day period after receipt of both the notice and the Section 3(a) Term Sheet from such FC Unit Owner and delivery to NYTC of complete copies of all

If the FC Individual Unit Sale or FC Unit Owner Interest Sale pursuant to this Section 3(a) is not consummated within twelve (12) months after the expiration of the earlier of the date NYTC fails to exercise its right of first refusal as hereinabove required and the date NYTC waives such right in writing (the “12-Month Period”), the FC Unit Owner shall be required to comply again with the provisions of this Section 3(a) and re-offer the Unit in question to NYTC prior to any FC Individual Unit Sale or FC Unit Owner Interest Sale, whether such proposed FC Individual Unit Sale or FC Unit Owner Interest Sale is on the same or different terms (or to the same or different prospective purchaser) as set forth in the original notice and Section 3(a) Term Sheet sent to NYTC, and the 30-day period for NYTC to accept such offer hereinabove provided for shall again apply to such re-offer.  In addition, in the event the FC Unit Owner modifies the terms set forth in the original Section 3(a) Term Sheet at any time (i.e., whether or not during the 12-Month Period), FC Unit Owner shall be required to comply again with the provisions of this Section 3(a) and re-offer the Unit in question to NYTC on such modified terms prior to the FC Individual Unit Sale or FC Unit Owner Interest Sale, and the 30-day period for NYTC to accept such offer hereinabove provided for shall again apply with respect to such re-offer; provided, however, that (i) if the sole change in terms is a reduction of the purchase price and/or other consideration for the FC Individual Unit Sale or FC Unit Owner Interest Sale such that the total amount of the purchase price and other consideration is not less than 95% of the total purchase price and other consideration contained in the original Section 3(a) Term Sheet, and (ii) such re-offer to NYTC is made during the sixty (60) day period following the date NYTC waives or is deemed to have waived the offer contained in the original Section 3(a) Term Sheet pursuant to this Section 3(a), the obligation to re-offer the Unit or interests to NYTC shall nevertheless apply, but the time period for NYTC to accept such re-offer of the Unit or interests shall be limited to (i) five (5) Business Days following receipt of the revised Section 3(a) Term Sheet if such reduction is being made in connection with a proposed FC Individual Unit Sale or FC Unit Owner Interest Sale to the purchaser set forth in the original Section 3(a) Term Sheet, and (ii) ten (10) Business Days following receipt of the revised Section 3(a) Term Sheet if such reduction is being made in connection with a proposed FC Individual Unit Sale or FC Unit Owner Interest Sale to a purchaser other than the purchaser set forth in the original Section 3(a) Term Sheet.  NYTC agrees to execute and deliver to the FC Unit Owner and the proposed purchaser at the earlier of (x) the end of said five (5) Business Day or ten (10) Business Day period (as the case may be) and (y) the date it waives this right of first refusal in writing, an NYTC Waiver and Estoppel Letter with the appropriate section reference and dates, names and addresses completed as appropriate.  The failure of NYTC to execute and deliver an NYTC Waiver and Estoppel Letter shall in no event invalidate its failure to exercise its right of first refusal under this Section 3(a) and the consequent waiver of such right.

The restrictions on an FC Unit Owner and the rights of NYTC under this Section 3(a) shall not apply (i) in the event of a FC Individual Unit Sale or FC Unit Owner Interest Sale in foreclosure or deed in lieu of foreclosure or any transfer of such FC Individual Unit or membership interest, partnership interest or stock thereafter by a Registered Mortgagee or its nominee *OR DESIGNEE* (ii) to any transfer of an FC Individual Unit pursuant to clause (a), (b), (c) or (d) of Section 2 of this Article XX (iii) any transfers of an FC Individual Unit or interest in an FC Unit Owner otherwise permitted under the Recognition Agreement, subject to the terms thereof (iv) unless NYTC occupies Units within the Building, the Common Interest attributable to which, in the aggregate, constitutes at least twenty percent (20%), (v) to transfers to Ground who subleases at least two (2) floors in the FC Collective Unit (excluding space within the Retail Unit) for an initial term of not less than ten (10) years.

Section 6.  NYTC’s Option to Sublease v, Purchase.  Notwithstanding anything to the contrary contained in Sections 4 and 5 of this Article XX, if (a) NYTC desires to exercise any of its purchase options under Section 4. and (b) (i) such Sale to NYTC of any FC Individual Unit *AND THE REPAYMENT OF DEBT WITH THE NET PROCEEDS THEREOF* would result in such FC Unit Owner incurring any prepayment penalties, breakage costs or other similar fees (collectively, “Breakage Costs”) under any financing of such FC Individual Unit (other than immaterial penalties, costs or fees) *OR THE TRANSFER OF SUCH FC INDIVIDUAL UNIT WOULD CAUSE A DEFAULT UNDER ANY FINANCING OF SUCH FC INDIVIDUAL UNIT*, or (ii) the date upon which the closing on the Sale of such Unit would occur falls within a lock-out period under such financing, then the applicable FC Unit Owner(s) must notify NYTC of such fact (the “Section 6 Notice”) within fifteen (15) days after NYTC gives notice under Section 4 of this Article XX.  NYTC shall have fifteen (15) days from the delivery of the Section 6 Notice to withdraw its notice under Section 4 of this Article XX to exercise such option.  If NYTC does not withdraw its notice under Section 4 of this Article XX to exercise such option, then NYTC shall not be permitted to exercise such purchase option, but may instead exercise its corresponding sublease option under Section 5 of this Article XX by delivering within fifteen (15) days thereafter to the applicable FC Unit Owner(s) an NYTC Sublease for the applicable FC Individual Unit(s) together with either (A) the Security or (B) so long as NYTC shall have a rating of A- or better as determined by the Rating Agency, an NYTC Lease Guaranty in lieu of the Security.  The annual rental under such NYTC Sublease shall be equal to ten percent (10%) of what would have been the purchase price for such FC Individual Unit(s) had NYTC been permitted to exercise its purchase option under Section 4 of this Article XX.  Promptly upon receipt of such NYTC Sublease together with the Security or NYTC Lease Guaranty, as applicable, such FC Unit Owner shall execute a counterpart of such NYTC Sublease and deliver it to NYTC, provided however, that the failure of such FC Unit Owner to execute and/or deliver the NYTC Sublease shall not in any way affect the exercise of this option by NYTC.  If the terms of any such financing permit such prepayment only upon the payment of Breakage Costs, then NYTC may nonetheless exercise its purchase option, provided, however, that (x) if such exercise is within the first ten (10) years after such financing, NYTC shall pay all such Breakage Costs and (y) if such exercise is after the tenth (10th) year of such financing, the applicable FC Unit Owner shall pay all such Breakage Costs.  In no event may the terms of any financing of any FC Individual Unit provide for a lock-out period beyond ten (10) years from the date of such financing, and, in no event shall the applicable FC Unit Owner, after receipt of a Section 6 Notice, enter into any financing encumbering the applicable FC Individual Unit which precludes the transfer of such FC Individual Unit.  Upon request by NYTC from time to time, the applicable FC Unit Owner shall provide to NYTC information regarding the terms of any lock-out periods under any such financing.

Any Section 6 Notice given by an FC Unit Owner shall set forth the first date (the “Lockout Expiration Date”) on which, pursuant to the terms of the FC Unit Owner’s mortgage then encumbering the Unit in question, such FC Unit Owner is permitted to obtain a release of such mortgage from such Unit without the payment of Breakage Costs, which date shall in no event be longer than ten (10) years following the date such mortgage was first granted with respect to such Unit.  In the event NYTC exercises its option under this Section 6 to sublease such Unit following the giving of such Section 6 Notice (the “Interim Sublease Option”; the NYTC Sublease executed with respect to such Unit following the exercise of such Interim

(E)                                 the Unit Owner will not incur any advertising or promotional expenditures in renting the subject Unit(s) to a prospective tenant.

(vii)        the net worth of The New York Times Company in relation to a hypothetical prospective tenant or its guarantor;

(viii)       that the tenant will pay its share of real estate taxes, PILOT and condominium common charges without base years or base amounts; and

(ix)          the term of the NYTC Sublease and the other terms and conditions of the NYTC Sublease for the subject Unit(s).

In no event, however, shall the arbitrators consider, or make any increase or decrease in the Fair Market Rent for the subject Unit(s) by reason of the fact that The New York Times Company (and/or its Affiliates) is a current occupant of the Building or that the Building is the headquarters for The New York Times Company, the arbitrators to consider the Fair Market Rent on the basis of a new transaction with an unrelated third party.

Section 9.  Registered Mortgagee Requirements; Rights of Registered Mortgagees.  (a) The term “Registered Mortgage” as used herein shall mean a mortgage, as the same may be amended, modified, [TEXT DELETED: OR] restated, *INCREASED, SPLIT, SEVERED AND/OR ASSIGNED* from time to time, given to secure the repayment of money or other obligation owed by a Unit Owner and held by a Lending Institution or NYTC  (i) which shall comply with the provisions of this Section 9 and the affected Unit Owner’s Unit Lease, (ii) *[ADD LANGUAGE CONFIRMING THAT GMAC’S SUBORDINATION AGREEMENT FORM SATISIFIES (ii)]* which shall include express provisions *(WHICH PROVISIONS MAY BE SET FORTH IN A SEPARATE SUBORDINATE DOCUMENT)* acknowledging (y) that the lien of such mortgage is subordinate to this Declaration and the By-Laws (and the provisions thereof and hereof) and to the Board of Managers’ Liens, the NYTC Board of Managers’ Liens and the FC Board of Managers’ Liens and (z) that the mortgagee (and its successors and assigns) will take title subject to this Declaration and the By-Laws, and (iii) a photostatic copy of which has been delivered to the other Unit Owners, the Board of Managers, the NYTC Board of Managers, the FC Board of Managers and the Ground Lessee, together with a certification by the affected Unit Owner and the mortgagee confirming that the photostatic copy is a true copy of the mortgage in question.  In the event of any assignment of a Registered Mortgage or in the event of a change of address of a Registered Mortgagee or of an assignee of such Registered Mortgage, notice of the new name and address shall be provided to the other Unit Owner, the Board of Managers and the Ground Lessee.  The term “Registered Mortgagee” as used herein shall mean the holder of a Registered Mortgage from time to time.

*[ADD LANGUAGE EQUIVALENT TO ATTACHED RIDER 65—THE TERM “REGISTERED MORTGAGE” SHALL ALSO INCLUDE THE MORTGAGES HELD BY GMAC COMMERCIAL MORTGAGE CORPORATION AS AGENT ENCUMBERING THE PROPERTY AS OF THE DATE OF RECORDING OF THE DECLARATION, AS EACH MORTGAGE MAY BE INCREASED, AMENDED, RESTATED, MODIFIED, SPLIT, SEVERED AND ASSIGNED (EXCEPT FOR ANY ASSIGNMENT IN CONNECTION WITH A REFINANCING) FROM TIME TO TIME (EACH, A “CONSTRUCTION LOAN MORTGAGE”).  FOR PURPOSES OF THIS SECTION 14.3(B), GMAC COMMERCIAL MORTGAGE CORPORATION SHALL BE DEEMED TO HAVE GIVEN AN RM NOTICE WITH RESPECT TO EACH CONSTRUCTION LOAN MORTGAGE SPECIFYING THE SAME ADDRESSES THAT ARE SET FORTH IN THE DOCUMENTS GOVERNING SUCH MORTGAGES.]*

(b)  If a Unit Owner and its Registered Mortgagee shall have served on the other Unit Owners, the Board of Managers, the NYTC Board of Managers, the FC Board of Managers and Ground Lessee, in the manner required in the preceding subparagraph, a notice specifying the name and address of such Registered Mortgagee, such Registered Mortgagee shall be given a copy of each and every notice, bill and statement and other information, correspondence and material provided for or required to be given hereunder or under the By-Laws (including if given by the Board of Managers, the NYTC Board of Managers or the FC Board of Managers) at the same time as and whenever such notice shall thereafter be given thereunder or hereunder, at the address last furnished by such Registered Mortgagee.  Any Registered Mortgagee as of the date of recording of this Declaration shall be deemed to have properly delivered to the Unit Owners a notice specifying its name and address.  After receipt of such notice from a Registered Mortgagee, no notice, bill, statement and other correspondence and material thereafter given hereunder or under the By-Laws (whether by any Unit Owner to any other Unit Owner, or by any Unit Owner to the Board of Managers, the NYTC Board of Managers or the FC Board of Managers or by the Board of Managers, the NYTC Board of Managers or the FC Board of Managers to any Unit Owner) shall be deemed to have been given hereunder or under the By-Laws unless and until a copy thereof shall have been so given to the Registered Mortgagee(s).  If a Registered Mortgage so provides or otherwise requires:

(1)  Any insurance proceeds or condemnation award payable to a Unit Owner (and not the Depositary) pursuant to its Unit Lease or hereunder shall [TEXT DELETED: UPON NOTICE FROM A REGISTERED MORTGAGE OF SUCH UNIT OWNER,] be delivered instead to the Unit Owner’s *MOST SENIOR* Registered Mortgagee.

(2)  If a Unit Owner fails to appoint an arbitrator or otherwise take any action as may be required or permitted hereunder or under the By-Laws with respect to arbitration, such appointment or action as otherwise would have been permitted by that Unit Owner may be taken within the relevant time period applicable to such Unit Owner *PLUS TEN (10) ADDITIONAL DAYS* by its Registered Mortgagee and such appointment and action shall be recognized in all respects by the other Unit Owners, the Board of Managers, the NYTC Board of Managers and the FC Board of Managers.

(b)  If more than one Registered Mortgagee having a lien on any Unit has exercised any of the rights afforded by this Section 9, only that Registered Mortgagee, to the exclusion of all other Registered Mortgagees, whose Registered Mortgage is most senior in lien with respect to the applicable Unit, shall be recognized by the other Unit Owners as having exercised such right, for so long as such Registered Mortgagee shall be diligently exercising its rights hereunder with respect thereto, and thereafter only the Registered Mortgagee whose Registered Mortgage is next most senior in lien with respect to the applicable Unit, shall be recognized by the other Unit Owners *(WITH RESPECT TO SUCH SPECIFIC EXERCISE ONLY)*.

(c)  Each Unit Owner shall give its Registered Mortgagee(s) prompt notice of any arbitration or legal proceedings involving obligations hereunder or under the By-Laws.  Subject to the provisions of the previous subparagraph, each Registered Mortgagee shall have the right to intervene in any such proceedings and to be made a party to such proceedings, and the parties hereto do hereby consent to such intervention.  In the event that any Registered Mortgagee does not elect to intervene or become a party to any such proceedings, each Unit Owner shall give its Registered Mortgagee notice and a copy of any award or decision made in any such proceedings, which decision shall be binding on such Registered Mortgagee.

(d)  Subject to the provisions of subsection 9(c) of this Article XX, and upon receipt by any Registered Mortgagee of any notice that its mortgagor is in default hereunder, each such Registered Mortgagee (i) shall thereupon have a period of fifteen (15) Business Days *AFTER THE SAME BECOMES AN EVENT OF DEFAULT* [TEXT DELETED: MORE THAN GIVEN TO SUCH UNIT OWNER IN EACH INSTANCE IN THE CASE OF A DEFAULT IN THE PAYMENT OF UNIT OWNER EXPENSES OR IN THE PAYMENT OF ANY SUM DUE HEREUNDER OR UNDER THE BY-LAWS AND THIRTY (30) DAYS MORE THAN GIVEN TO SUCH UNIT OWNER IN EACH INSTANCE IN THE CASE OF ANY OTHER DEFAULT,] for remedying the default, or causing the same to be remedied, or causing action to remedy the default to be commenced, and (ii) shall, within such periods and otherwise as herein provided, have the right to remedy such default, cause the same to be remedied or cause action to remedy such a default to be commenced.  The Board of Managers, the NYTC Board of Managers and the FC Board of Managers, as applicable, shall accept performance by a Registered Mortgagee (or its designee or nominee) of any covenant, condition or agreement on a Unit Owner’s part to be performed hereunder and the exercise by a Registered Mortgagee (or its designee or nominee) of Unit Owner’s self-help remedies with the same force and effect as though performed or exercised by the defaulting Unit Owner.

Notwithstanding any other provision of this Declaration or the By-Laws to the contrary (including, without limitation, the provisions of Section 1 of Article XXI hereof), no default or Event of Default by a Unit Owner shall be deemed to exist as long as a Registered Mortgagee within fifteen (15) Business Days after the [TEXT DELETED: EXPIRATION OF THE TIME GIVEN TO SUCH UNIT OWNER PURSUANT HERETO OR TO THE BY-LAWS TO REMEDY THE EVENT OR CONDITION WHICH WOULD OTHERWISE CONSTITUTE A DEFAULT OR] *SAME BECOMES AN* Event of Default hereunder, (A) shall have cured such default or Event of Default to the extent capable of cure by the payment of money, or (B) to the extent the same is not capable of cure by the payment of money, shall have delivered to the Board of Managers, the NYTC Board of Managers, the FC Board of Managers and Ground Lessee [TEXT DELETED: ITS WRITTEN AGREEMENT] *A WRITTEN NOTICE STATING THAT IT INTENDS* to (y) take the action necessary to cure the default and to prosecute the same to completion, or (z) if possession of the Unit is required in order to cure the default, to institute foreclosure proceedings and obtain possession directly or through a receiver, and to prosecute such proceedings with diligence and, upon obtaining such possession, commence promptly to cure the default or Event of Default and to prosecute the same to completion with diligence, provided that during the period in which such action is being taken (and any foreclosure proceedings are pending), all of the other obligations of the Unit Owner hereunder or under the By-Laws, to the extent they are reasonably susceptible of being performed by the Registered Mortgagee, are being performed.  However, at any time after the delivery of the aforementioned [TEXT DELETED: AGREEMENT] *NOTICE*, the Registered Mortgagee may notify the Board of Managers, the NYTC Board of Managers and the FC Board of Managers in writing, that it has relinquished possession of the Unit or that it will not institute foreclosure proceedings or, if such proceedings have been commenced, that it has discontinued *DILIGENTLY PROSECUTING* them, and [TEXT DELETED: IN SUCH EVENT, THE REGISTERED MORTGAGEE SHALL HAVE NO FURTHER LIABILITY UNDER SUCH AGREEMENT FROM AND AFTER THE DATE IT DELIVERS SUCH NOTICE TO THE BOARD OF MANAGERS, THE NYTC BOARD OF MANAGERS AND THE FC BOARD OF MANAGERS (EXCEPT FOR ANY OBLIGATIONS ACCRUING PRIOR TO THE DATE IT DELIVERS SUCH NOTICE), AND], thereupon, the Board of Managers, the NYTC Board of Managers and the FC Board of Managers shall have the unrestricted right to take any other action they deem appropriate by reason of any default.

(e) In addition, notwithstanding any provision hereof or of the By-Laws to the contrary, if a Unit Owner fails to pay its Unit Owner Expenses or any other amounts due hereunder or is otherwise in default hereunder or under the By-Laws, and if the defaulting Unit Owner’s Registered Mortgagee takes the actions described in subclauses (y) or (z) of the preceding subsection 9(d) (as and when provided therein), then, following the taking of any such action by the defaulting Unit Owner’s Registered Mortgagee and provided that, as set forth in the last sentence of this subsection 9(e), the Registered Mortgagee taking such action shall then be current in the payment of all amounts due in respect of (or on behalf of) such defaulting Unit Owner (i) the Registered Mortgagee shall be entitled to vote in lieu of such defaulting Unit Owner on all matters or actions to be decided upon by the Unit Owners (as if the Registered Mortgagee were the defaulting Unit Owner), (ii)  the Registered Mortgagee shall be entitled to

*[ADD PROVISION TO THE EFFECT THAT (i), (ii) AND (iii) SHALL ALSO APPLY IF REGISTERED MORTGAGEE INFORMS THE UNIT OWNERS THAT THERE IS AN OUTSTANDING EVENT OF DEFAULT UNDER ITS MORTGAGE]*

immediately name substitute Managers to act on the Board of Managers, the NYTC Board of Managers and the FC Board of Managers, as the case may be, (in lieu of any Managers elected by the defaulting Unit Owner and without regard to the unexpired term of such Manager’s tenure) and (iii) the Board of Managers, the NYTC Board of Managers and the FC Board of Managers, as applicable, shall rely (and be entitled to rely) on the votes of or actions taken by the Registered Mortgagee (or by any Manager elected by the Registered Mortgagee) in determining the appropriateness of any action to be taken.  The right of the Registered Mortgagee (or of any Manager elected by the Registered Mortgagee) to vote on any matter to be decided upon (or any action to be taken) by the Unit Owners, as described in the preceding sentence, shall cease immediately upon the Registered Mortgagee’s failure to timely pay any of the Unit Owner Expenses or other amounts due or payable by the defaulting Unit Owner for a period of more than fifteen (15) days after notice by the Board of Managers, the NYTC Board of Managers or the FC Board of Managers, as applicable, to such Registered Mortgagee.  Payment or performance of any obligation of a Unit Owner by a Registered Mortgagee (prior to the date on which such Registered Mortgagee or its assignee or designee or nominee shall take title to the defaulting Unit Owner’s Unit) shall not give rise to any obligation on the part of the Registered Mortgagee to pay or perform in the future.

In the event of a conflict between the terms of this Section 9 and any applicable terms of a Unit Lease with respect to the rights or obligations of Ground Lessee, then the terms of the Unit Lease shall prevail.

Section 10.  Binding Effect.  The easements, covenants and restrictions created herein and in the By-Laws shall be binding upon and inure to the benefit of all parties having or acquiring any right, title or interest in or to any portion of, or interest or estate in, any Unit.

Section 11.  No Severance of Ownership.  No Unit Owner shall execute any mortgage or other instrument conveying or mortgaging title to its Unit without including therein such Unit’s Common Interest.  Any such mortgage or other instrument purporting to affect one or more of such interests without including all such interests shall be deemed and taken to include the interest or interests so omitted even though the latter shall not be expressly mentioned or described therein.

Section 12.  Compliance With Unit Leases; Conveyance of Unit Lease is Conveyance of Unit.  (a) Notwithstanding any provision of this Declaration to the contrary, no Unit Owner shall be permitted to voluntarily convey, sell, mortgage, pledge, hypothecate, lease or otherwise transfer its interest in any Unit (x) unless such transaction complies with the terms of its Unit Lease, (y) unless and until such Unit Owner shall have paid in full to the Board of Managers (and to the NYTC Board of Managers or the FC Board of Managers, as applicable) all unpaid Unit Owner Expenses and assessments theretofore assessed by the Board of Managers, the NYTC Board of Managers or the FC Board of Managers, as the case may be, against all of such Unit Owner’s Units and (z) until such Unit Owner shall have satisfied all unpaid liens against all of its Units (and leasehold estate under its Unit Lease), other than any mortgages.  This Section 12(a) shall not apply to a transfer in foreclosure, *DEED-IN-LIEU OF FORECLOSURE* or a transfer in connection with the termination of a Unit Lease by Ground Lessee due to a default thereunder.

(b)  A Unit Owner shall convey its leasehold interest under its Unit Lease in the event that such Unit Owner conveys or sells its Unit (i.e., a Unit cannot be conveyed separately from the Unit Lease for such Unit).

ARTICLE XXI

DEFAULTS; REMEDIES

Section 1.  Events of Default.  Each of the following events shall be deemed an “Event of Default” hereunder:

(a)  if a Unit Owner shall fail to pay when due any of its Unit Owner Expenses or any other amounts due hereunder or under the By-Laws, and such default shall continue for a period of fifteen (15) days after written notice, by the Board of Managers to such delinquent Unit Owner; or

(b)  if a Unit Owner shall fail to pay any monies expended by the Board of Managers in curing any default by such Unit Owner hereunder or under the By-Laws, and such default shall continue for a period of fifteen (15) days after written notice by the Board of Managers to such delinquent Unit Owner; or

(c)  if a Unit Owner defaults in the performance of any non-monetary obligation set forth in this Declaration or the By-Laws, and such default continues for a period of thirty (30) days following receipt by the defaulting Unit Owner from the Board of Managers of a notice of default, or, if the default is of a nature that it cannot reasonably be cured within such thirty (30) day period, if the Unit Owner fails to (i) commence such cure within such thirty (30) day period and (ii) thereafter proceed with diligence and continuity to complete such cure; or

(d)  if a Unit Owner shall fail to pay any sum owed to Ground Lessee under its Unit Lease beyond any applicable notice or grace period set forth therein; or

(e)  if a Unit Owner shall default in the performance of any other obligation of such Unit Owner under its Unit Lease beyond any applicable notice or grace period set forth therein.

Section 2.  Board of Managers’ Rights to Cure.  The Board of Managers shall have the right, but not the obligation, to cure any Event of Default by any Unit Owner (which continues following the expiration of applicable notice and grace periods, as hereinabove provided).  If the Board of Managers does not cure an Event of Default within fifteen (15) days after any applicable grace period, then the non-defaulting Unit Owners shall have the right, but not the obligation, to cure such Event of Default. The Board of Managers (or the non-defaulting Unit Owner(s), as the case may be) shall notify Ground Lessee, the other Unit Owners, the defaulting Unit Owner, and each Unit Owner’s Registered Mortgagee(s), of its intention to cure the defaulting Unit Owner’s Event(s) of Default. Any funds expended by the Board of Managers (or the non-defaulting Unit Owner(s), as the case may be), together with interest at the Interest Rate from the date of expenditure to the date of repayment, shall be reimbursed by the defaulting

*ADD SELF HELP RIGHT OF THE UNIT OWNERS TO CURE ANY FAILURE BY THE BOARD OF MANAGERS TO PERFORM ITS OBLIGATIONS HEREUNDER TO THE EXTENT SUCH FAILURE WOULD GIVE RISE TO A DEFAULT UNDER A UNIT OWNER’S SEVERANCE LEASE.*

by the defaulting Unit Owner (i) attempting to invalidate such termination of the Unit Lease or (ii) ascerting any claim to possession of the Unit, is finally resolved) (such date, the “Public Party Possession Date”), to pay all Unit Owner Expenses relating to such Unit and to perform all other obligations of the Unit Owner under this Declaration and the By-Laws accruing from and after the date of such termination.  The Board of Managers shall accept performance by Ground Lessee of any covenant, condition or agreement on Unit Owner’s part to be performed hereunder with the same force and effect as though performed by such Unit Owner.

(b)           In addition, notwithstanding any provision of this Declaration or the By-Laws to the contrary, if (x) a Unit Owner fails to pay its Unit Owner Expenses or any other amounts due hereunder, (y) the defaulting Unit Owner’s Registered Mortgagee does not cure the defaulting Unit Owner’s default(s) (as and when provided in Article XX hereof), and (z) an Event of Default exists under the applicable Unit Lease, (i) the Ground Lessee shall be entitled to vote on all matters or actions to be decided upon by the Unit Owners (as if the Ground Lessee were the defaulting Unit Owner), (ii) the Ground Lessee shall be entitled to name substitute Managers to act on the Board of Managers (in lieu of any Managers elected by the defaulting Unit Owner) and (iii) the Board of Managers shall rely (and be entitled to rely) on the votes of or actions taken by the Ground Lessee (or by any Manager elected by the Ground Lessee) in determining the appropriateness of any action to be taken.  The right of Ground Lessee (or of any Manager elected by the Ground Lessee) to vote on any matter to be decided upon (or any action to be taken) by the Unit Owners, as described in the preceding sentence, shall cease immediately upon Ground Lessee’s failure to timely pay any of the Unit Owner Expenses or other amounts due or payable by the defaulting Unit Owner.

Section 6.  Board of Managers’ Lien.  Notwithstanding any provision of this Declaration to the contrary, any Board of Managers’ Lien shall be prior to all mortgages, liens or encumbrances affecting any Unit, except liens for real estate taxes, all “Charges” (as defined in the Unit Leases) past due and unpaid on the Unit and the Ground Lessee’s interest under the Unit Lease.  Upon a Registered Mortgagee’s payment (on behalf of a defaulting Unit Owner) to the Board of Managers at any time and from time to time of monies due to the Board of Managers (or other Unit Owner(s), as the case may be) and in satisfaction of the Board of Managers’ Lien, the amount of the Board of Managers’ Lien to which the lien of Registered Mortgages are subject and subordinate shall be reduced by the amount of any such payment(s) made by the Registered Mortgagee to the Board of Managers in satisfaction of the Board of Managers’ Lien.

Section 7.  Title of Board of Managers on Foreclosure.  In the event of the Board of Managers’ assumption of any Unit Lease at a foreclosure sale, or in the event that any Unit Owner shall convey its Unit to the Board of Managers in accordance with Section 339-x of the Real Property Law, leasehold title to such Unit shall be held by the Board of Managers or its designee on behalf of all of the other Unit Owners and the Board of Managers shall have the power to hold, lease, mortgage, vote, sell or otherwise deal with such Unit.  In the event that the leasehold interest in any Unit shall be so acquired by the Board of Managers, or its designee on behalf of all Unit Owners as tenants-in-common, all such Unit Owners shall be deemed to have waived all rights of partition with respect to such Unit.

Section 8.  Rights, Remedies and Obligations of the NYTC Board of Managers and FC Board of Managers.  All of the rights, remedies and obligations of the Board of

*BOARD OF MANAGERS WILL GIVE A REASONABLE SNDA TO TENANTS WHICH ARE ENTITLED TO AN SNDA UNDER THE GMAC LOAN DOCUMENTS.*

* MARKED CHANGES

EXHIBIT B

BY-LAWS

OF
THE NEW YORK TIMES BUILDING ASSOCIATION, INC.

A New York not-for-profit corporation

ARTICLE I

PLAN OF LEASEHOLD CONDOMINIUM OWNERSHIP

Section 1.  Name.  These are the By-Laws of The New York Times Building Association, Inc.

Section 2.  Purpose.  The Association is formed to serve as a means through which the Unit Owners may take action with regard to the administration, management, maintenance, repair and operation of the Premises in accordance with the Declaration, to which these By-Laws are appended as an exhibit.

Section 3.  By-Laws Applicability.  The provisions of these By-Laws are applicable to the Association.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Declaration.

Section 4.  Office.  The Office of the Association and of the Board of Managers shall be located at the Building

Section 5.  Fiscal Year.  The fiscal year of the Association shall be the calendar year unless otherwise determined by the Board of Managers.

ARTICLE II

UNIT OWNER MEETINGS AND VOTES

Section 1.  Annual Meetings.  Within thirty (30) days after the date on which the Declaration shall be recorded in the Register’s Office, Declarant shall call the first annual Unit Owners’ meeting.  Thereafter, annual meetings shall be held on the anniversary of such date in each succeeding year, or on such other date as shall be selected by the Unit Owners.  A representative of Ground Lessee and of each Registered Mortgagee may attend any such meeting.

Section 2.  Special Meetings.  Special meetings of the Unit Owners may be called at any time by any Unit Owner, by the President or by any Vice President. A representative of Ground Lessee and of each Registered Mortgagee may attend any such meeting.

Section 3.  Notice of Meetings.  The President or the Secretary shall mail a notice of each annual or special meeting, stating the purpose thereof as well as the time and place where it is to be held, to each Unit Owner of record, to Ground Lessee and to each Registered Mortgagee, at least ten (10) but not more than thirty (30) days prior to such meeting.  Notice of any meeting need not be given to a Unit Owner who submits a waiver of notice, in person or by proxy, whether before or after the meeting, or who attends such meeting, in person or by proxy.  Notice of any meeting need not be given to Ground Lessee or a Registered Mortgagee if Ground Lessee or such Registered Mortgagee submits a waiver of notice, whether before or after the meeting, or if a representative of Ground Lessee or of such Registered Mortgagee attends such meeting.

Section 4.  Place of Meetings.  Meetings shall be held at the Condominium Office in the Building, or at such other place (in New York County) as shall be selected by the Board of Managers.

Section 5.  Quorum.  (a) A quorum shall be present if a Majority in Interest of the Unit Owners (and/or their respective Registered Mortgagees and/or Ground Lessee) entitled to vote shall be present (in person or by proxy) at a meeting of the Unit Owners.

(b) If a quorum (as described in the preceding paragraph) shall not be present or represented at any meeting of the Unit Owners, the Unit Owner(s) or person(s) entitled to vote thereat (as described in the preceding paragraph), present in person or represented by written proxy, shall have the power to adjourn the meeting from time to time, without notice other than (i) announcement of such adjournment at the meeting and (ii) notice of such adjournment to each Unit Owner not in attendance at the adjourned meeting.  Any business which might have been transacted at the meeting originally noticed may be transacted at any adjourned meeting.

Section 6.  Voting.  (a) Each Unit Owner shall be entitled to one (1) vote and all decisions must be approved by a Majority in Interest of the Unit Owners, unless otherwise provided in the Declaration or these By-Laws.

(b)  Each Unit Owner may empower any Person to vote as the proxy of such Unit Owner at any meeting of Unit Owners by written proxy or authorization filed with the Secretary.  Such written proxy or authorization, unless specially limited by its terms, shall remain effective until there shall be filed with the Secretary a written revocation of the same or a written proxy or authorization of later date.

(c)  As provided in Section 4 of Article XXI of the Declaration, at any time following and during the continuance of an Event of Default, the defaulting Unit Owner shall not be entitled to vote on any matter before (or action or decision to be taken by) the Unit Owners.  In addition (i) as provided in *[WRONG CROSS REFERENCE; FIX]* Section 2(f) of Article XX of the Declaration, a Registered Mortgagee may, under the circumstances described in such section of the Declaration, vote on matters before (or actions or decisions to be taken by) the Unit Owners, and (ii) as provided in Section 5(b) of Article XXI of the Declaration, Ground Lessee may, under the circumstances described in such section of the Declaration, vote on matters before (or actions or decisions to be taken by) the Unit Owners.

hundred five percent (105%) of the last Budget approved by the Unit Owners, except (i) [TEXT DELETED: OR OTHER ITEMS AND/OR IN SUCH OTHER AMOUNTS (REGARDLESS OF THE AMOUNT FOR SUCH ITEM SET FORTH IN THE LAST APPROVED BUDGET) FOR THOSE ITEMS THE COST OF WHICH ARE] *THAT LINE ITEMS IN A NEW BUDGET MAY EXCEED SUCH 105% CAP TO THE EXTENT A HIGHER COST IS* reasonably established (such as utilities, insurance and real estate taxes or PILOT), (ii) to replace or repair broken or worn out items (regardless of the amount thereof) as necessary to maintain the Building as a high-rise premium first-class office building, (iii) to comply with DUO as the same pertains to the Common Elements and (iv) to comply with the Site 8 South Subway Agreement.

Section 11.  Rights, Privileges and Obligations of the NYTC Unit Owners.  All of the rights, privileges and obligations of the Unit Owners and the Board of Managers set forth in Sections 1 through 10 of this Article II shall apply equally to the NYTC Unit Owners and NYTC Board of Managers, respectively, with respect to the NYTC Limited Common Elements as if the NYTC Unit Owners were the Unit Owners, the NYTC Board of Managers were the Board of Managers, the NYTC Limited Common Elements were the Common Elements and a Majority in Interest of the NYTC Unit Owners were a Majority in Interest of the Unit Owners.

Section 12.  Rights, Privileges and Obligations of the FC Unit Owners.  All of the rights, privileges and obligations of the Unit Owners and the Board of Managers set forth in Sections 1 through 10 of this Article II shall apply equally to the FC Unit Owners and FC Board of Managers, respectively, with respect to the FC Limited Common Elements as if the FC Unit Owners were the Unit Owners, the FC Board of Managers were the Board of Managers, the FC Limited Common Elements were the Common Elements and a Majority in Interest of the FC Unit Owners were a Majority in Interest of the Unit Owners.

ARTICLE III

BOARD OF MANAGERS; NYTC BOARD OF MANAGERS; FC BOARD OF MANAGERS

Section 1.  A.  Number – Qualifications.

(i)  Board of Managers.  There shall be a Board of Managers of the Association consisting of nine (9) Managers, which Managers shall be appointed pursuant to the following formula, and notice of such appointments shall be delivered promptly to the Unit Owners:

(a)           The Retail Unit Owner shall appoint one (1) Manager;

(b)           The NYTC Board of Managers (on behalf of the NYTC Unit Owners) shall appoint five (5) Managers; and

(c)           The FC Board of Managers (on behalf of the FC Unit Owners) shall appoint three (3) Managers.

The initial Board of Managers shall be:

(a)                                            , appointed by the Retail Unit Owner;

Section 9.  The Treasurer.  The Treasurer shall have custody of the funds of the Association and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Association.  The Treasurer of the Association shall cause all monies and other valuable effects to be deposited in the name and to the credit of the Association in such depositories as may be designated by the Board of Managers.  The Treasurer shall cause the funds of the Association to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements, and shall render to the President and the Board of Managers, whenever requested, (a) an account of all transactions as Treasurer and of the financial condition of the Association, and (b) true copies of all financial statements and/or reports prepared by the Association’s accountants.  The Treasurer shall, in general, have all powers and perform all duties incident to the office of Treasurer and shall exercise and perform such other powers and duties as may from time to time be assigned by the Board of Managers or the President or prescribed by these By-Laws.  The Treasurer of the NYTC Board of Managers shall have the same rights and obligations with respect to the NYTC Limited Common Elements as the Treasurer of the Board of Managers has in respect of the Common Elements.  The Treasurer of the FC Board of Managers shall have the same rights and obligations with respect to the FC Limited Common Elements as the Treasurer of the Board of Managers has in respect of the Common Elements.

Section 10.  Agreements.  All agreements and other instruments shall be executed by the President or such other person as may be designated by the Board of Managers.

Section 11.  Checks.  All checks or demands for money and notes of the Association shall be signed by both the President and Treasurer, or by such other officer or officers or such other person or persons as the Board of Managers may from time to time unanimously designate.

Section 12.  Compensation.  Officers shall receive no compensation for their services.

ARTICLE V

NOTICES

*INCORPORATE REGISTERED MORTGAGEES INTO NOTICE PROVISION*

Section 1.  Definition.  Whenever under the provisions of the Declaration or these By-Laws, any notice, demand, request or other communication required or permitted hereunder (including any bill, demand or statement) is required to be given to the Board of Managers, the Ground Lessee or any Unit Owner, any such notice shall be in writing and shall be deemed to have been duly given and received (a) if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered on a Business Day or, if not a Business Day, the next succeeding Business Day), or (b) by nationally recognized overnight courier (any notice or communication so sent being deemed to have been received on the first succeeding Business Day subsequent to the day so sent), in each case addressed to the Board of Managers or such Unit Owner at such address as appears on the books of the Association or to the Ground Lessee, at the address set forth in Section 20.01 of the Unit Leases or at such other address given to the Board of Managers by notice in accordance with the provisions of this Article V.  No notice, demand, request or other communication required or permitted hereunder shall be effective unless given as aforesaid.

Section 2.  Waiver of Notice.  Whenever any notice is required to be given under the provisions of the Declaration, or of these By-Laws, a waiver thereof, in writing, signed by the person or persons entitled to such notice, whether before or after the time stated herein, shall be deemed the equivalent thereof.

ARTICLE VI

INSURANCE

*WILL BE SUBSTITUTED WITH PROVISIONS FROM GMAC’S MORTGAGE CONCERNING INSURANCE, SUBJECT TO ADAPTATION OF DEFINED TERMS, SECTION REFERENCES AND OTHER APPROPRIATE ADAPTATION TO REFLECT THE CONDOMINIUM RATES OF THE BUILDING*

Section 1.  Insurance Requirements.  (a) The Board of Managers shall obtain and maintain the insurance required in this Section 1, and the premiums for all such insurance shall be a Unit Owner Expense to be shared by the Unit Owners in proportion to their respective Common Interests: (1) fire insurance with all risk coverage, vandalism and malicious mischief endorsements, insuring the Common Elements and covering the interests of the Association, the Board of Managers and all Unit Owners and their Registered Mortgagees, as their respective interests in the Common Elements may appear, in an amount equal to 100% of the full replacement value of the portions of the Building required to be insured against loss or damage pursuant to this clause (1) (exclusive of foundations and footings), without deduction for depreciation; (2) workers’ compensation insurance, New York State disability benefits insurance and employer’s liability coverage covering any employees of the Association; (3) boiler and machinery insurance on equipment constituting part of the Common Elements; (4) commercial general liability coverage, or equivalent liability coverage, with respect to ownership, operation, maintenance, use and control against liability for injury or damage to persons or property in or upon the Common Elements, including the sidewalks; (5) water damage insurance; (6) combination crime insurance, including blanket employee dishonesty, forgery or alteration, covering the Board of Managers, officers of the Association, any employees of the Board of Managers and the Association and also covering the managing agent, if any; (7) directors’ and officers’ liability insurance for members of the Board of Managers and officers of the Association; and (8) any other insurance deemed advisable or necessary by the Board of Managers or usually maintained by owners of property similar to the Premises (to the extent same relates to the Common Elements or matters affecting the Board of Managers, as opposed to matters relating to the Units exclusively).  To the extent not specified above, all such insurance shall be in such amounts as the Board of Managers shall from time to time determine to be reasonable (it being understood, however, that the liability insurance policy to be maintained by the Board of Managers as described in clause (4) hereof shall not in any event be in an amount less than                Dollars ($             )(4) in the aggregate and per occurrence).

(b) All policies of property insurance shall contain, if obtainable at reasonable rates, an “Agreed Amount” endorsement.  Duplicate originals of all policies of property insurance and of all renewals thereof, together with proof of payment of premiums, shall be

(4) To be completed at time of execution